EXHIBIT 4
                                   ---------
                                                                     29455-00500


================================================================================




                                CREDIT AGREEMENT

                                   dated as of

                                 October 6, 1999

                                     between

                            CANANDAIGUA BRANDS, INC.

                     The SUBSIDIARY GUARANTORS Party Hereto

                            The LENDERS Party Hereto

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent

                                       and

                             THE BANK OF NOVA SCOTIA
                              as Syndication Agent

                                       and

                           CREDIT SUISSE FIRST BOSTON
                                       and
                               CITICORP USA, INC.
                           as Co-Documentation Agents


                                 $1,000,000,000




================================================================================

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01.  Defined Terms..................................................1
SECTION 1.02.  Classification of Loans and Borrowings........................29
SECTION 1.03.  Terms Generally...............................................29
SECTION 1.04.  Accounting Terms; GAAP........................................29
SECTION 1.05.  Currency Equivalents..........................................30

                                   ARTICLE II
                                   THE CREDITS

SECTION 2.01.  The Commitments...............................................30
SECTION 2.02.  Loans and Borrowings..........................................32
SECTION 2.03.  Requests for Syndicated Borrowings............................33
SECTION 2.04.  Competitive Bid Procedure.....................................34
SECTION 2.05.  Swingline Loans...............................................36
SECTION 2.06.  Letters of Credit.............................................38
SECTION 2.07.  Funding of Borrowings.........................................43
SECTION 2.08.  Interest Elections............................................43
SECTION 2.09.  Termination and Reduction of the Commitments..................45
SECTION 2.10.  Repayment of Loans; Evidence of Debt..........................46
SECTION 2.11.  Prepayment of Loans...........................................49
SECTION 2.12.  Fees .........................................................55
SECTION 2.13.  Interest......................................................56
SECTION 2.14.  Alternate Rate of Interest....................................58
SECTION 2.15.  Increased Costs...............................................58
SECTION 2.16.  Break Funding Payments........................................59
SECTION 2.17.  Taxes ....................................................... 60
SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs...61
SECTION 2.19.  Mitigation Obligations; Replacement of Lenders................63

                                                                            Page
                                   ARTICLE III
                                    GUARANTEE

SECTION 3.01.  The Guarantee.................................................64
SECTION 3.02.  Obligations Unconditional.....................................65
SECTION 3.03.  Reinstatement.................................................70
SECTION 3.04.  Subrogation...................................................70
SECTION 3.05.  Remedies......................................................70
SECTION 3.06.  Instrument for the Payment of Money...........................71
SECTION 3.07.  Continuing Guarantee..........................................71
SECTION 3.08.  Rights of Contribution........................................71
SECTION 3.09.  General Limitation on Guarantee Obligations...................72

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

 SECTION 4.01. Organization; Powers..........................................72
SECTION 4.02.  Authorization; Enforceability.................................72
SECTION 4.03.  Governmental Approvals; No Conflicts..........................73
SECTION 4.04.  Financial Condition; No Material Adverse Change...............73
SECTION 4.05.  Properties....................................................73
SECTION 4.06.  Litigation....................................................74
SECTION 4.07.  Environmental Matters.........................................74
SECTION 4.08.  Compliance with Laws and Agreements...........................76
SECTION 4.09.  Investment and Holding Company Status.........................76
SECTION 4.10.  Taxes.........................................................76
SECTION 4.11.  ERISA ........................................................76
SECTION 4.12.  Disclosure....................................................77
SECTION 4.13.  Use of Credit.................................................77
SECTION 4.14.  Material Agreements and Liens.................................77
SECTION 4.15.  Capitalization................................................77
SECTION 4.16.  Subsidiaries and Investments..................................78

                                    ARTICLE V
                                   CONDITIONS

SECTION 5.01.  Effective Date................................................79
SECTION 5.02.  Each Credit Event.............................................81

                                                                            Page

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

SECTION 6.01.  Financial Statements and Other Information....................81
SECTION 6.02.  Notices of Material Events....................................83
SECTION 6.03.  Existence; Conduct of Business................................84
SECTION 6.04.  Payment of Obligations........................................84
SECTION 6.05.  Maintenance of Properties; Insurance..........................84
SECTION 6.06.  Books and Records; Inspection Rights..........................84
SECTION 6.07.  Compliance with Laws..........................................85
SECTION 6.08.  Use of Proceeds and Letters of Credit.........................85
SECTION 6.09.  Certain Obligations Respecting Subsidiaries...................85
SECTION 6.10.  Release and Re-Pledge of Certain Collateral...................87
SECTION 6.11.  Pledge of Certain Collateral of the Borrower..................88


                                   ARTICLE VII
                               NEGATIVE COVENANTS

SECTION 7.01.  Indebtedness..................................................89
SECTION 7.02.  Liens ........................................................91
SECTION 7.03.  Fundamental Changes...........................................92
SECTION 7.04.  Disposition of Property.......................................95
SECTION 7.05.  Acquisition of Property.......................................95
SECTION 7.06.  Investments...................................................96
SECTION 7.07.  Restricted Payments...........................................97
SECTION 7.08.  Transactions with Affiliates..................................98
SECTION 7.09.  Certain Restrictions..........................................98
SECTION 7.10.  Certain Financial Covenants...................................99
SECTION 7.11.  Subordinated Indebtedness....................................100
SECTION 7.12.  Senior Unsecured Indebtedness................................102
SECTION 7.13.  Modifications of Certificate of Incorporation................102

                                                                            Page

                                  ARTICLE VIII

                                EVENTS OF DEFAULT ..........................103


                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT ........................106


                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.01.  Notices.....................................................108
SECTION 10.02.  Waivers; Amendments.........................................109
SECTION 10.03.  Expenses; Indemnity; Damage Waiver..........................110
SECTION 10.04.  Successors and Assigns......................................112
SECTION 10.05.  Survival....................................................115
SECTION 10.06.  Counterparts; Integration; Effectiveness....................115
SECTION 10.07.  Severability................................................116
SECTION 10.08.  Right of Setoff.............................................116
SECTION 10.09.  Governing Law; Jurisdiction; Etc............................116
SECTION 10.10.  WAIVER OF JURY TRIAL........................................117
SECTION 10.11.  Headings....................................................117
SECTION 10.12.  Treatment of Certain Information; Confidentiality...........117
SECTION 10.13.  "Credit Agreement" under Indentures.........................118
SECTION 10.14.  European Monetary Union.....................................119
SECTION 10.15.  Judgment Currency...........................................121

SCHEDULE I        -        Commitments
SCHEDULE II       -        Material Agreements and Liens
SCHEDULE III      -        Disclosed Matters
SCHEDULE IV       -        Subsidiaries and Investments
SCHEDULE V        -        Stock Options and Stock Based Plans
SCHEDULE VI       -        Calculation of MCR Cost
SCHEDULE VII      -        Certain Adjustment Amounts
SCHEDULE VIII     -        Foreign Subsidiaries

EXHIBIT A         -   Form of Assignment and Acceptance
EXHIBIT B-1       -   Form of U.S. Equity Pledge Agreement
EXHIBIT B-2       -   Form of U.K. Equity Pledge Agreement
EXHIBIT C         -   Form of Guarantee Assumption Agreement
EXHIBIT D-1       -   Form of Opinion of U.S. Counsel to the Obligors

EXHIBIT D-2       -   Form of Opinion of U.K. Counsel to the Obligors
EXHIBIT E         -   Form of Opinion of Special New York Counsel to Chase

                  CREDIT AGREEMENT dated as of October 6, 1999, between CANANDAIGUA BRANDS, INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and THE CHASE MANHATTAN BANK, as Administrative Agent.

                  The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) extend credit to it, under the guarantee of the Subsidiary Guarantors (as so defined), in an aggregate principal or face amount not exceeding $1,000,000,000 (subject to increase as herein provided to $1,200,000,000), to finance the operations of the Obligors (as so defined), to refinance certain existing indebtedness of the Obligors and to enable certain acquisitions and capital expenditures by the Obligors, and for other purposes. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing denominated in Dollars, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Acceleration Date" has the meaning assigned to such term in the penultimate paragraph of Article VIII.

                  "Acquisition" means an acquisition by the Borrower or any of its Subsidiaries of a business and the related assets of any Person (whether by way of purchase of assets or stock, including any tender for outstanding shares of stock, by merger or consolidation, by acceptance of a contribution of capital from another Person, or otherwise).

                  "Adjusted Cash Flow" means, for any period (the "calculation period"), the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Operating Cash Flow for the calculation period minus (b) Capital Expenditures made during the calculation period (excluding Capital Expenditures made from the proceeds of Indebtedness other than Indebtedness hereunder).

                  "Adjusted LIBO Rate" means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

                  "Adjustment Amount" means, for any period, (i) the amount for such period specified on Schedule VII hereto and (ii) in connection with any Acquisition or Disposition after the date hereof, all non-cash non-recurring charges for such period against net operating income of the Borrower, any Subsidiary or the Person subject to an Acquisition which charges are reasonably acceptable to the Administrative Agent.

                  "Administrative Agent" means Chase, in its capacity as administrative agent for the Lenders hereunder, together with its successors and assigns.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (provided that no Subsidiary will be deemed to be an Affiliate of the Borrower or of any other Subsidiary).

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Applicable Percentage" means (a) with respect to any Tranche I Revolving Lender for purposes of Sections 2.05 or 2.06 or Article VIII, the percentage of the total Tranche I Revolving Commitments represented by such Tranche I Revolving Lender's Tranche I Revolving Commitment, (b) with respect to any Tranche II Revolving Lender for purposes of Section 2.06 or Article VIII, the percentage of the total Tranche II Revolving Commitments represented by such Tranche II Revolving Lender's Tranche II Revolving Commitment, (c) with respect to any Revolving Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent, the Swingline Lender or the Issuing Lender under this Agreement relating to Swingline Loans or Letters of Credit, the percentage of the total Revolving Commitments of the applicable Class represented by such Revolving Lender's Revolving Commitments of such Class and (d) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement (other than one relating to Swingline Loans or Letters of Credit), the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender's Commitments or Loans of all Classes hereunder. If the Tranche I Revolving Commitments or Tranche II Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Tranche I Revolving Commitments or Tranche II Revolving Commitments, as applicable, most recently in effect (and giving effect to any assignments).

                  "Applicable Rate" means, for any day, with respect to any ABR Borrowing (including any Swingline ABR Borrowing), Syndicated Eurocurrency Borrowing, Swingline FFBR Borrowing or Swingline Eurocurrency Borrowing, or with respect to the facility fees payable hereunder, as the case may be, the rate per annum set forth in the schedule below, as applicable, based upon the Debt Ratio as of the most recent determination date:



   ============== =============== ================= ============== =============== ==================
    DEBT RATIO:   REVOLVING AND    REVOLVING AND
                    SWINGLINE     SWINGLINE LOAN:     TRANCHE I    TRANCHE I AND       FACILITY
                  LOAN: ABR RATE   EURODOLLAR AND    AND II TERM      II TERM          FEE RATE
                                   SWINGLINE FFBR     LOAN: ABR        LOAN:
                                        RATE            RATE         EURODOLLAR
                                                                        RATE
   -------------- --------------- ----------------- -------------- --------------- ------------------
    Category 1
      >4.00x          0.250            1.250            0.750          1.750             0.500
     -
   -------------- --------------- ----------------- -------------- --------------- ------------------
    Category 2
     <4.00x and       0.125            1.125            0.625          1.625             0.500
      >3.50x
      -
   -------------- --------------- ----------------- -------------- --------------- ------------------
    Category 3
     <3.50x and       0.00            1.000            0.500          1.500             0.500
      >3.00x
      -
   -------------- --------------- ----------------- -------------- --------------- ------------------
    Category 4
     <3.00x and       0.00            1.000            0.375          1.375             0.375
      >2.50x
      -
   -------------- --------------- ----------------- -------------- --------------- ------------------
    Category 5
      < 2.50x         0.00            0.750            0.000          1.000             0.250

   ============== =============== ================= ============== =============== ==================

                  For purposes of the foregoing, (i) the Debt Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 6.01(a) or (b) and (ii) subject to the foregoing provisions of this definition, each change in the Applicable Rate resulting from a change in the Debt Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Debt Ratio shall be deemed to be in Category 1 (A) prior to the first delivery after the date hereof of financial statements pursuant to Section 6.01(a) or (b), (B) at any time that an Event of Default has occurred and is continuing and (C) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. Notwithstanding the foregoing, the "Applicable Rate" for any Tranche III Term Loan of any Series shall be the respective rates specified in the Tranche III Term Loan Agreement for such Series.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                  "Banc One" means Banc One, N.A.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrower" means Canandaigua Brands, Inc., a Delaware corporation.

                  "Borrower Security Agreement" means a pledge agreement, mortgage of shares or similar agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered pursuant to
Section 6.11 by the Borrower in favor of the Administrative Agent creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the Collateral required to be pledged by the Borrower under said
Section 6.11.

                  "Borrowing" means (a) Syndicated Loans of the same Class, Type and Currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type and Currency made on the same date and as to which a single Interest Period is in effect or
(c) a Swingline Loan. For all purposes of this Agreement, the date of a Borrowing initially shall be the date on which the Borrowing is made and, in the case of a Syndicated Eurocurrency Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "Borrowing Request" means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Borrowing or a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which dealings in deposits denominated in the Currency of such Borrowing are carried out in the London (or, as applicable, Paris) interbank market.

                  "Canandaigua B.V." means Canandaigua B.V., a company organized under the laws of The Netherlands and a Wholly-Owned Subsidiary of the Borrower.

                  "Canandaigua Limited" means Canandaigua Limited, a company organized under the laws of England and Wales and a Wholly-Owned Subsidiary of the Borrower.

                  "Capital Expenditures" means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP. Notwithstanding the foregoing, no Acquisition permitted pursuant to Section 7.05(b) shall be treated as a Capital Expenditure.

                  "Capital Lease" of any Person means any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                 "Casualty Event" means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

                  "Change in Control" means capital stock of the Borrower, which in the aggregate represents voting power to elect a majority of the board of directors of the Borrower, shall cease to be owned or otherwise controlled by one or more Permitted Holders.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or either Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or such Issuing Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                  "Chase" means The Chase Manhattan Bank.

                  "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Tranche I Revolving Loans, Tranche II Revolving Loans, Tranche I Term Loans, Tranche II Term Loans, Tranche III Term Loans, Competitive Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche I Revolving Commitment, Tranche II Revolving Commitment, Tranche I Term Loan Commitment, Tranche II Term Loan Commitment or Tranche III Term Loan Commitment.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" means, collectively, the "Collateral" specified in the U.S. Equity Pledge Agreement and all collateral pledged pursuant to the Foreign Equity Pledge Agreements or a Borrower Security Agreement.

                  "Collateral Account" has the meaning assigned to such term in
Section 4.01 of the U.S. Equity Pledge Agreement.

                  "Commitment" means a Tranche I Revolving Commitment, Tranche II Revolving Commitment, Tranche I Term Loan Commitment, Tranche II Term Loan Commitment or Tranche III Term Loan Commitment, or any combination thereof (as the context requires).

                  "Companies Act" means the Companies Act of 1985 of England and Wales, as amended from time to time.

                  "Competitive", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

                  "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

                  "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

                  "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

                  "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

                  "Consolidated Tangible Assets" means, as at any date, the total assets of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) that would be shown as tangible assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries. For purposes hereof, "tangible assets" means all assets of the Borrower and its Consolidated Subsidiaries other than assets that should be classified as intangibles including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets resulting from a revaluation thereof subsequent to February 28, 1999.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Currency" means Dollars or Sterling.

                  "Debt Incurrence" means a Foreign Subsidiary Debt Incurrence, a Senior Debt Incurrence or a Subordinated Debt Incurrence, as applicable.

                  "Debt Ratio" means, as at the last day of any fiscal quarter of the Borrower (the "day of determination"), the ratio of (a) the average of the aggregate amounts of Indebtedness of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) as at such day and as at the last days of each of the three immediately preceding fiscal quarters to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination (provided that Indebtedness as at the last day of each fiscal quarter included in the determination of average Indebtedness pursuant to clause (a) above shall be determined under the assumption that any prepayment of Term Loans hereunder from the proceeds of any Equity Issuance at any time during any such fiscal quarter included in the calculation thereof shall have been made in the first such fiscal quarter).

                  "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Disclosed Matters" means the actions, suits proceedings and the environmental matters disclosed in Schedule III.

                  "Disposition" means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person excluding (a) any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms and (b) any Sale and Leaseback Transaction.

                  "Dollar Equivalent" means, with respect to any Borrowing denominated in Sterling, or with respect to any other amount payable or calculated hereunder in Sterling, the amount of Dollars that would be required to purchase such amount of Sterling on the date two Business Days prior to the date of such Borrowing, payment or calculation, based upon the spot selling rate appearing on Page 3750 of the Telerate Service of Bridge Information Services for sales of Sterling for Dollars at approximately 11:00 a.m. London time for delivery two Business Days later, or if such spot selling rate is not available at such time for any reason, then the spot selling rate at which Chase offers to sell Sterling for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Business Days later.

                  "Dollars" or "$" refers to lawful money of the United States of America.

                  "Effective Date" means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

                  "Environmental Claim" means, with respect to any Person, (a) any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "Equity Issuance" means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower, any Wholly-Owned Subsidiary of the Borrower or any Joint Venture Entity, (y) any capital contribution by any Person other than the Borrower or any Subsidiary to any Joint Venture Entity or (z) any capital contribution by the Borrower, any Wholly-Owned Subsidiary of the Borrower or any Joint Venture Entity to any Subsidiary of the Borrower.

                  "Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders' or voting trust agreements) to which such Person is a party for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

                  "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or Borrowing or Swingline Loan or Borrowing, the Adjusted LIBO Rate, or (b) in the case of a Competitive Loan or Borrowing, the LIBO Rate.

                  "Event of Default" has the meaning assigned to such term in
Article VIII.

                  "Excluded Entities" means, collectively, Inactive Subsidiaries, Joint Venture Entities, Foreign Subsidiaries and, for so long as it shall conduct no business other than holding Indebtedness of Canandaigua Limited and having Indebtedness outstanding to the Borrower, Canandaigua B.V.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, either Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.17(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

                  "Existing Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of May 12, 1999 between the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, and Chase, as Administrative Agent, as in effect on the date hereof.

                  "FFBR", when used in reference to any Swingline Loan, refers to whether such Loan bears interest at a rate determined by reference to the Federal Funds Base Rate.

                  "Federal Funds Base Rate" means, for any Interest Period for any Swingline Loan, the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) determined by the Swingline Lender to be equal to the rate charged to the Swingline Lender on Federal funds transactions for such Interest Period with members of the Federal Reserve System arranged by Federal funds brokers on such day.

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day for the immediately preceding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for such preceding Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Financial Officer" means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

                  "Fixed Charges" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all payments of principal of Indebtedness scheduled to be made during such period plus (b) all Interest Expense for such period plus (c) the aggregate amount of federal, state and foreign taxes paid during such period to the extent that net operating income for such period pursuant to clause (a) of the definition of "Operating Cash Flow" in this Section has been calculated before giving effect to such taxes plus (d) the aggregate amount of cash dividends made by the Borrower pursuant to Section 7.07 during such period.

                  "Fixed Charges Ratio" means, as at any date, the ratio of (a) Adjusted Cash Flow for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Fixed Charges for such period (it being understood that, as specified in the definitions of "Interest Expense" and "Operating Cash Flow", neither Adjusted Cash Flow nor Fixed Charges will be adjusted on a pro forma basis with respect to any Acquisition or Disposition).

                  "Fixed Rate" means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

                  "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

                  "Foreign Equity Pledge Agreement" means (i) with respect to the capital stock of Canandaigua Limited and Matthew Clark, a U.K. Equity Pledge Agreement in substantially the form of Exhibit B-2 and (ii) with respect to the capital stock of any other applicable Subsidiary of the Borrower organized under the laws of any country other than the United States of America or a State thereof, a pledge agreement, mortgage of shares or similar agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Borrower or any other Subsidiary (to the extent required under Section 6.09) in favor of the Administrative Agent creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of stock of other equity interests of such first Subsidiary.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "Foreign Subsidiaries" means any Subsidiary organized under the laws of any country other than the United States of America, or a State thereof, which (if such Subsidiary were to become a Subsidiary Guarantor hereunder) the Borrower and the Administrative Agent have determined would either result in adverse tax consequences under Section 956 of the Code or would contravene any applicable law, rule or regulation. For purposes hereof, it is agreed that as of the date hereof each of the Subsidiaries specified on Schedule VIII hereto is a "Foreign Subsidiary".

                  "Foreign Subsidiary Debt Incurrence" means the incurrence by any Subsidiary after the Effective Date of any Foreign Subsidiary Indebtedness.

                  "Foreign Subsidiary Indebtedness" means Indebtedness incurred in compliance with Section 7.01(f), (g) and/or (h).

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or

                                      -12

letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                  "Guarantee Assumption Agreement" means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to
Section 6.09(a) is required to become a "Subsidiary Guarantor" hereunder in favor of the Administrative Agent.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (and, for avoidance of doubt, excluding any type of hedging arrangement other than in respect of interest rate protection, foreign currency exchange or commodity price protection).

                  "Inactive Subsidiary" means, as at any date, any Subsidiary of the Borrower that as at the end of and for the fiscal quarter ending on or most recently ended prior to such date, shall have assets with a fair market value of less than $1,000,000 and gross revenues of less than $100,000, as so certified in the certificate of a Financial Officer of the Borrower delivered with respect to such fiscal quarter pursuant to Section 6.01(c). For purposes hereof, the fair market value of any Trademarks held by any Subsidiary shall be determined without giving effect to any licenses or user agreements granted by such Subsidiary to any other Person. The only Inactive Subsidiaries on the date hereof which are organized under the laws of the United States of America are Richard's Wine Cellars Incorporated and M.J. Lewis Corp.

                  "Incremental Commitments" means, collectively, the Tranche II Revolving Commitments and the Tranche III Term Loan Commitments.

                  "Incremental Loan Agreements" means collectively, the Tranche II Revolving Loan Agreements and the Tranche III Term Loan Agreements.

                  "Incremental Loans" means, collectively, the Tranche II Revolving Loans and the Tranche III Term Loans.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any Person (other than any Subsidiary) or subject to any other credit enhancement.

                  "Interest Coverage Ratio" means, as at any date of determination thereof, the ratio of (a) Operating Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period.

                  "Interest Election Request" means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.08.

                  "Interest Expense" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period) minus (c) all interest income during such period.

                  Notwithstanding the foregoing, if during any period for which Interest Expense is being determined the Borrower shall have consummated any Acquisition or Disposition for aggregate consideration of $10,000,000 or more then, for all purposes of this Agreement (other than for purposes of the definition of Fixed Charges), Interest Expense shall be determined on a pro forma basis as if such Acquisition or Disposition (and any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such Acquisition or repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period (and interest on any such Indebtedness shall be deemed to be calculated for such period at a rate per annum equal to the actual rate of interest in effect in respect of Indebtedness under this Agreement outstanding during such period).

                  "Interest Payment Date" means (a) with respect to any Syndicated ABR Borrowing, each Quarterly Date, (b) with respect to any Eurocurrency Borrowing, the last day of the Interest Period applicable to such Borrowing and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Borrowing, the last day of the Interest Period applicable to such Borrowing and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

                  "Interest Period" means (a) with respect to any Syndicated Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or (with the consent of each Lender directly affected thereby) nine months thereafter, as the Borrower may elect, (b) with respect to any Competitive Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or nine months thereafter, as specified in the applicable Competitive Bid Request, (c) with respect to any Fixed Rate Borrowing, the period (which shall not be more than 90 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request, (d) with respect to any Swingline FFBR Borrowing, the period commencing on the date of such Borrowing and ending on the date that is not earlier than one day and not later than fifteen days after such Swingline Loan is made, as the Borrower may elect and (e) with respect to any Swingline Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar week that is two weeks thereafter, as the Borrower may elect; provided, that

                  (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and

                  (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than a Swingline Eurocurrency Borrowing) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

                  "Interest Rate Protection Agreement" means any Hedging Agreement that consists of an interest rate protection agreement or other interest rate hedging arrangement providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

                  "Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent

                                      -13

or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 120 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

                  "Issuing Lender" means (i) Chase, in its capacity as the issuer of Letters of Credit (other then the Qingdao Letter of Credit) hereunder and (ii) Banc One, in its capacity as the issuer of the Qingdao Letter of Credit hereunder, and their respective successors in such capacity as provided in
Section 2.06(j).

                  "Joint Venture Entity" means, collectively, (i) any Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary and (ii) any Subsidiary of any Joint Venture Entity described in the foregoing clause (i).

                  "LC Disbursement" means a payment made by an Issuing Lender pursuant to a Letter of Credit.

                  "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure in respect of all Letters of Credit that constitute utilizations of such Lender's Class of Revolving Commitments.

                  "Lenders" means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

                  "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

                  "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

                  "LIBO Rate" means, for the Interest Period for any Eurocurrency Borrowing in either Currency, the applicable rate appearing on Page 3750 of the Telerate Service of Bridge Information Services (or on any successor or substitute page of such Service or any successor to or substitute for such Service (in each case as determined by the Administrative Agent) providing rate quotations comparable to those currently provided on such page of such Service from time to time for purposes of providing quotations of interest rates applicable to deposits in such Currency in interbank market in London (in the case of Dollar deposits) or Paris (in the case of Sterling deposits)) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of deposits in such Currency with a maturity comparable to such Interest Period; provided that the LIBO Rate for any Eurocurrency Borrowing denominated in Sterling shall be increased by the MCR Cost.

                  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which (a) in the case of any such Borrowing denominated in Dollars, Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Chase in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) in the case of any such Borrowing denominated in Sterling, pounds sterling deposits of (pound)3,000,000 and for a maturity comparable to such Interest Period are offered by the principal Paris office of Chase in immediately available funds in the Paris interbank market at approximately 11:00 a.m., Paris time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan Documents" means, collectively, this Agreement, the Letter of Credit Documents, the Security Documents (so long as no Rating Upgrade Event shall have occurred and be continuing) and each Incremental Loan Agreement, if applicable.

                  "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                  "Local Time" means, with respect to any Loan or Borrowing denominated in or any payment to be made in either Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

                  "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

                  "Margin Stock" means "margin stock" within the meaning of Regulations T, U and X of the Board.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the legal ability of any Obligor, or the financial capacity of all of the Obligors collectively, to perform any of its or their obligations under this Agreement or any of the other applicable Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

                  "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

                  "Matthew Clark" means Matthew Clark plc, a company organized under the laws of England and Wales and a Wholly-Owned Subsidiary of the Borrower.

                  "Maximum Receivable Exposure" means, for any Permitted Receivable Financing, the maximum aggregate amount (expressed in Dollars) of Receivable Assets that all Receivable Financiers in respect thereof are required to purchase, fund or otherwise finance.

                  "MCR Cost" means, with respect to any Lender, the cost imputed to such Lender of compliance with the Mandatory Cost Rate requirements of the Bank of England during the relevant period, determined in accordance with
Schedule VI.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Net Available Proceeds" means:

                  (i) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

                  (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (A) expenses incurred by the Borrower and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness (other than Indebtedness to the Lenders hereunder) to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event;

                  (iii) in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance (net of (x) expenses incurred by the Borrower and its Subsidiaries in connection therewith and (y) cash proceeds so received and applied to refinance Subordinated Indebtedness as contemplated by Section 7.11); and

                  (iv) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect thereof (net of (x) expenses incurred by the Borrower and its Subsidiaries in connection therewith, (y) in the case of any Subordinated Debt Incurrence, cash proceeds so received and applied to refinance Subordinated Indebtedness as contemplated by
         Section 7.11 and (z) in the case of any Foreign Subsidiary Debt Incurrence, cash proceeds so received and applied or maintained for working capital purposes of the applicable Subsidiary).

                  "Net Cash Payments" means, with respect to any Disposition, the aggregate amount of all cash payments received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition and
(ii) any Federal, state, local and foreign income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state, local or foreign governmental authority within three months of the date of such Disposition) and (b) Net Cash Payments shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property.

                  "1999 Indenture" means the Indenture dated as of February 25, 1999 between the Borrower, certain Subsidiaries and Harris Trust and Savings Bank, as trustee.

                  "Obligor" means the Borrower and each Subsidiary Guarantor.

                  "Operating Cash Flow" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net operating income (calculated before income taxes, interest income, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation and amortization (to the extent deducted in determining net operating income) for such period plus
(c) the Adjustment Amount for such period.

                  Notwithstanding the foregoing, if during any period for which Operating Cash Flow is being determined the Borrower or any of its Subsidiaries shall have consummated any Acquisition or Disposition for aggregate consideration of $10,000,000 or more then, for all purposes of this Agreement (other than for purposes of the definition of Adjusted Cash Flow), Operating Cash Flow shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.

                  "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

                  "Overfunded Revolving Lenders" has the meaning assigned to such term in the penultimate paragraph of Article VIII.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                  "Permitted Encumbrances" means:

                  (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with
         Section 6.04;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

                  (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

                  (g) liens arising under (i) standard custodial, bailee or depositary arrangements (including deposit accounts with banks and other financial institutions) and (ii) standard customer agreements in respect of accounts for the purchase and sale of securities and other Property with brokerage firms or other types of financial institutions, provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness, and "Permitted Encumbrances" of the type described in the foregoing clause (g) shall not secure any obligations (including obligations under Hedging Agreements), other than obligations incidental to the respective custodial, bailee or depositary arrangements or customer agreements referred to in said clause (g).

                  "Permitted Holders" means (i) the Estate of Marvin Sands, Marilyn Sands, her children, her children's spouses, her grandchildren, or the estate of any of the foregoing individuals, or the Mac and Sally Sands Foundation, Incorporated, (ii) trusts which are for the benefit of Marilyn Sands, her children, her children's spouses, or her grandchildren or Andrew Stern, which trusts are under the control of Marilyn Sands, her children, her children's spouses, or her grandchildren or Andrew Stern or (iii) partnerships which are controlled by the Estate of

Marvin Sands, Marilyn Sands, her children, her children's spouses, her grandchildren, the estate of any of the foregoing individuals, by a trust referred to in the foregoing clause (ii) or by a partnership that satisfies the conditions of this clause (iii).

                  "Permitted Investments" means:

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's or from Moody's;

                  (c) investments in certificates of deposit, bankers' acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of
         (x) any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or (y) any Lender hereunder; and

                  (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

                  "Permitted Receivable Financing" means any transaction involving one or more sales, contributions or other conveyances by the Borrower or any Subsidiary of any Receivable Assets to a special purpose entity (which may be a Subsidiary or Affiliate of the Borrower), which special purpose entity finances such sales, contributions or other conveyances by in turn conveying an interest in such Receivable Assets to one or more Receivable Financiers, provided that (a) such transaction shall not involve any recourse to the Borrower or any Subsidiary (other than such special purpose entity) for any reason other than (i) repurchases of non-eligible Receivable Assets, (ii) indemnification for losses (including any adjustments for dilutions), other than credit losses related to the Receivable Assets conveyed in such transaction, and
(iii) payment of costs, fees, expenses and indemnities relating to such transaction, (b) the terms of such transaction, including the discount at which Receivable Assets are conveyed to any such Receivable Financier and any termination events, shall be reasonably consistent with those prevailing in the market for similarly structured transactions involving Receivable Assets and originators of similar credit quality and a pool Receivable Assets of similar characteristics and (c) the terms of such transaction shall provide for a specified Maximum Receivable Exposure for such Receivable Financiers.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Pledge Agreements" means, collectively, the U.S. Equity Pledge Agreement and the ForeignEquity Pledge Agreements.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Principal Payment Dates" means the Quarterly Dates falling on or nearest to March 1, June 1, September 1 and December 1 of each year, commencing with March 1, 2000 through and including the Term Loan Maturity Date for the applicable Classes of Term Loans and, with respect to each Series of Tranche III Term Loans, each Tranche III Principal Payment Date specified in the Tranche III Term Loan Agreement for such Series.

                  "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

                  "Qingdao Letter of Credit" means Letter of Credit No. 04021104 issued by Banc One to Qingdao Brewery, 56 Dengzhou Road, Qingdao, People's Republic of China, as such Letter of Credit shall, subject to the provisions of Sections 2.06(b) and 2.06(l), be modified, renewed and reissued from time to time.

                  "Qingdao Letter of Credit Limit" means (i) as of the Effective Date, $617,050.50, and (ii) as of the date of any modification or renewal or reissuance of the Qingdao Letter of Credit, the amount specified by Banc One, as an Issuing Lender, to the Administrative Agent and the Borrower at the time of such modification, renewal or reissuance as the new "Qingdao Letter of Credit Limit" for purposes of this Agreement.

                  "Quarterly Dates" means the 1st day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day.

                  "Rating Upgrade Event" has the meaning set forth in Section 6.10(c).

                  "Receivable Assets" means, collectively, any accounts receivable and property relating thereto (including the rights to any collections in respect thereof).

                  "Receivable Financier" means any Person (other than a Subsidiary or Affiliate of the Borrower) that finances the acquisition by a special purpose entity of Receivable Assets from the Borrower or any Subsidiary.

                  "Register" has the meaning set forth in Section 10.04.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                  "Required Lenders" means, at any time, subject to the last paragraph of Section 10.02(b), Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing at least 51% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VIII, and for all purposes after the Loans become due and payable pursuant to Article VIII or the Revolving Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Exposures in determining the Required Lenders. The "Required Lenders" of a particular Class of Loans means Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments of such Class representing at least 51% of the total Revolving Exposures, outstanding Term Loans and unused Commitments of such Class at such time.

                  "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or such Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or such Subsidiary.

                  "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Commitment Termination Date and the date of termination of the Revolving Commitments.

                  "Revolving Commitments" means, collectively, the Tranche I Revolving Commitments and the Tranche II Revolving Commitments.

                  "Revolving Commitment Termination Date" means the Quarterly Date falling on or nearest to December 1, 2004.

                  "Revolving Exposure" means, collectively, the Tranche I Revolving Exposure and the Tranche II Revolving Exposure.

                  "Revolving Lenders" means, collectively, the Tranche I Revolving Lenders and the Tranche II Revolving Lenders.

                  "Revolving Loans" means, collectively, the Tranche I Revolving Loans and the Tranche II Revolving Loans.

                  "Sale and Leaseback Transaction" means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary shall sell or transfer to any Person (other than the Borrower or a Subsidiary) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or any Subsidiary shall rent or lease as lessee, or similarly acquire the right to possession or use of, such Property or one or more Properties which it intends to use for the same purpose or purposes as such Property, and in circumstances that give rise to a Capital Lease Obligation of the Borrower or one or more of its Subsidiaries.

                  "Security Documents" means, collectively, the Pledge Agreements, any Borrower Security Agreement, any Uniform Commercial Code financing statements required by the U.S. Equity Pledge Agreement or any Borrower Security Agreement to be filed with respect to the security interests in personal Property and fixtures created pursuant to the U.S. Equity Pledge Agreement or such Borrower Security Agreement and any other collateral security documents executed and delivered pursuant to Sections 6.09, 6.10 or 6.11.

                  "Senior Debt Incurrence" means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Senior Unsecured Indebtedness.

                  "Senior Debt Ratio" means, as at the last day of any fiscal quarter of the Borrower (the "day of determination"), the ratio of (a) the average of the aggregate amounts of Indebtedness (other than any Subordinated Indebtedness) of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) as at such day and as at the last days of each of the three immediately preceding fiscal quarters to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination (provided that Indebtedness as at the last day of each fiscal quarter included in the determination of average Indebtedness pursuant to clause (a) above shall be determined under the assumption that any prepayment of Term Loans hereunder from the proceeds of any Equity Issuance or Debt Incurrence at any time during any such fiscal quarter included in the calculation thereof shall have been made in the first such fiscal quarter).

                  "Senior Subordinated Notes" means Senior Subordinated Notes issued pursuant to the Senior Subordinated Note Indentures and Supplement No. 1 to the 1999 Indenture.

                  "Senior Subordinated Note Indentures" means, collectively, (a) the Indenture dated as of December 27, 1993 between the Borrower, certain Subsidiaries and Chase (as successor by merger to Chemical Bank), as trustee, and (b) the Indenture dated as of October 29, 1996 between the Borrower, certain Subsidiaries and Harris Trust and Savings Bank, as trustee.

                  "Senior Unsecured Indebtedness" means Indebtedness outstanding in respect of the Senior Unsecured Notes and other Indebtedness of the Borrower incurred in compliance with Section 7.01(c)(ii).

                  "Senior Unsecured Notes" means the Borrower's 8.625% Senior Notes due 2006 in an original aggregate principal amount of $200,000,000 issued pursuant to Supplement No. 2 to the 1999 Indenture.

                  "Series" has the meaning set forth in Section 2.01(d).

                  "Standard & Poor's" means Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc.

                  "Statutory Reserve Rate" means, for any day (or for the Interest Period for any Eurocurrency Borrowing), a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject on such day for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Sterling" or "(pound)" refers to lawful money of England.

                  "Sterling Equivalent" means, with respect to any amount in Dollars, the amount of Sterling that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term "Dollar Equivalent", as determined by the Administrative Agent.

                  "Stock Based Plans " means, collectively, (i) the stock option and other stock purchase plans specified on Schedule V hereto and (ii) all other stock option, stock-based incentive compensation and stock purchase plans and other stock-based plans of the Borrower or any Subsidiary adopted from time to time hereafter in the ordinary course of business.

                  "Subordinated Debt Incurrence" means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Subordinated Indebtedness.

                  "Subordinated Indebtedness" means, collectively, (a) Indebtedness of the Borrower in respect of the Senior Subordinated Notes and (b) other Indebtedness incurred in accordance with the provisions of Section 7.11.

                  "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

                  "Subsidiary Guarantor" means each of the Subsidiaries of the Borrower identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto and each Subsidiary of the Borrower that becomes a "Subsidiary Guarantor" after the date hereof pursuant to Section 6.09(a).

                  "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

                  "Swingline Lender" means Chase, in its capacity as lender of Swingline Loans hereunder, or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.05(e).

                  "Swingline Loan" means a Loan made pursuant to Section 2.05.

                  "Syndicated Loans" means, collectively, the Revolving Loans and the Term Loans.

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Term Loan Commitments" means, collectively, the Tranche I Term Loan Commitments, the Tranche II Term Loan Commitments and the Tranche III Term Loan Commitments.

                  "Term Loan Maturity Date" means: (a) with respect to the Tranche I Term Loans and Tranche II Term Loans, the Quarterly Date falling on or nearest to December 1, 2004 and (b) with respect to the Tranche III Term Loans of any Series, the date specified in the Tranche III Term Loan Agreement of such Series as the final date upon which any payment of principal in respect of Tranche III Term Loans of such Series is to be made.

                  "Term Loans" means, collectively, the Tranche I Term Loans, the Tranche II Term Loans and the Tranche III Term Loans.

                  "Trademark" means any trade name, trademark or service mark, logo, trade dress, trademark or service mark registration, or application for trademark or service mark registration, including, without limitation, any renewal of trademark or service mark registration, any right corresponding thereto throughout the world, the right to recover for any past, present or future infringement thereof, any other right of any kind whatsoever accruing thereunder or pertaining thereto or any product line or goodwill of the business connected with the use of, or symbolized by, any such trade name, trademark or service mark.

                  "Tranche I Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche I Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche I Revolving Exposure hereunder, as such commitment may be
(a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche I Revolving Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche I Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche I Revolving Commitments is $300,000,000.

                  "Tranche I Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche I Revolving Loans and its LC Exposure and Swingline Exposure at such time.

                  "Tranche I Revolving Lenders" means a Lender with a Tranche I Revolving Commitment or, if the Tranche I Revolving Commitments have terminated or expired, a Lender with Tranche I Revolving Exposure.

                  "Tranche I Revolving Loan" means a Loan made pursuant to
Section 2.01(a), which may be an ABR Loan and/or a Eurocurrency Loan and is denominated in Dollars.

                  "Tranche I Term Loan" means a Loan made pursuant to Section 2.01(c), which may be an ABR Loan and/or a Eurocurrency Loan and is denominated in Dollars.

                  "Tranche I Term Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche I Term Loans hereunder in Dollars on the Effective Date, expressed as an amount in Dollars representing the maximum aggregate principal amount of the Tranche I Term Loans denominated in Dollars to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche I Term Loan Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche I Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche I Term Loan Commitments is $380,000,000.

                  "Tranche I Term Loan Lender" means a Lender with a Tranche I Term Loan Commitment or an outstanding Tranche I Term Loan denominated in Dollars.

                  "Tranche II Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche II Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche II Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche II Revolving Commitment shall be determined in accordance with the provisions of
Section 2.01(d).

                  "Tranche II Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche II Revolving Loans and its LC Exposure at such time.

                  "Tranche II Revolving Lenders" means a Lender with a Tranche II Revolving Commitment or, if the Tranche II Revolving Commitments have terminated or expired, a Lender with Tranche II Revolving Exposure.

                  "Tranche II Revolving Loan" means a "Tranche II Revolving Loan" provided for by Section 2.01(d), which may be an ABR Loan and/or a Eurocurrency Loan and is denominated in Dollars.

                  "Tranche II Revolving Loan Agreement" means, with respect to any Series of Tranche II Revolving Loans, an agreement between the Borrower and one or more Lenders pursuant to which each such Lenders agrees to become obligated in respect of a Tranche II Revolving Commitment of such Series hereunder.

                  "Tranche II Term Loan" means a Loan made pursuant to Section 2.01(c), which may be an ABR Loan and/or a Eurocurrency Loan and is denominated in Sterling (and is repayable in Sterling).

                  "Tranche II Term Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche II Term Loans hereunder in Sterling on the Effective Date, expressed as an amount in Dollars representing the maximum aggregate principal amount of the Tranche II Term Loans denominated in Sterling to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche II Term Loan Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche II Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche II Term Loan Commitments is $320,000,000.

                  "Tranche II Term Loan Lender" means a Lender with a Tranche II Term Loan Commitment or an outstanding Tranche II Term Loan.

                  "Tranche III Principal Payment Dates" means, for any Series of Tranche III Term Loans, the dates specified in the Tranche III Term Loan Agreement for such Series as the dates upon which payments of principal in respect of the Tranche III Term Loans of such Series are to be made.

                  "Tranche III Term Loan" means a "Tranche III Term Loan" provided for by Section 2.01(d), which may be an ABR Loan and/or a Eurocurrency Loan and is denominated in Dollars.

                  "Tranche III Term Loan Agreement" means, with respect to any Series of Tranche III Term Loans, an agreement between the Borrower and one or more Lenders pursuant to which each such Lenders agrees to become obligated in respect of a Tranche III Term Loan Commitment of such Series hereunder.

                  "Tranche III Term Loan Availability Date" means, December 1, 2002 or, if such day is not a Business Day, the next preceding Business Day.

                  "Tranche III Term Loan Availability Period" means the period from and including the Effective Date to and including the Tranche III Term Loan Availability Date.

                  "Tranche III Term Loan Commitment" of any Series means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche III Term Loans of such Series, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche III Term Loan Commitment of any Series will be specified in the Tranche III Term Loan Agreement for such Series, or will be set forth in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche III Term Loan Commitment of such Series, as applicable.

                  "Tranche III Term Loan Lender" means, in respect of any Series of Tranche III Term Loans, a Lender with a Tranche III Term Loan Commitment of such Series or, if the Tranche III Term Loan Commitments of such Series have terminated or expired, a Lender with outstanding Tranche III Term Loans of such Series.

                  "Transactions" means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate or (in the case of Swingline Loans) the Alternate Base Rate or the Federal Funds Base Rate.

                  "U.K. Equity Pledge Agreement" means a Mortgage of Shares, substantially in the forms of Exhibit B-2, executed and delivered by the Borrower in favor of the Administrative Agent creating in favor of the Administrative Agent, for the benefit of the Lenders, (a) a security interest in the shares of Canandaigua Limited and (b) a security interest in the shares of Matthew Clark (in the case of clause (b), up to but not exceeding such portion thereof as does not represent more than 65% of the aggregate outstanding shares issued by Matthew Clark).

                  "Underfunded Revolving Lenders" has the meaning assigned to such term in the penultimate paragraph of Article VIII.

                  "U.S. Equity Pledge Agreement" means a Pledge Agreement substantially in the form of Exhibit B-1 between the Borrower, the Subsidiary Guarantors and the Administrative Agent.

                  "Wholly-Owned Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. For purposes hereof, BB Servicios, S.A. de C.V. shall be deemed to be a Wholly-Owned Subsidiary so long as the direct or indirect ownership interest of the Borrower therein shall not fall below that indicated on Schedule IV.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Tranche I Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Tranche I Revolving Eurocurrency Loan"); each Series of Tranche III Term Loans shall be deemed a separate Class of Loans hereunder. Borrowings also may be classified and referred to by Class (e.g., a "Tranche I Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Tranche I Revolving Eurocurrency Borrowing"); and each Series of Tranche III Term Loan Borrowings and Tranche III Term Loan Commitments shall be deemed a separate Borrowing and Commitment hereunder. Swingline ABR Loans, Swingline Eurocurrency Loans and Swingline FFBR Loans shall be deemed to be Loans of the same Class but different Types. Loans and Borrowings may also be identified by Currency.

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "Property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                  SECTION 1.05. Currency Equivalents. For purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding, would exceed the aggregate amount of Commitments,
(ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in Sterling shall be deemed to be the Dollar Equivalent of the amount of Sterling of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term "Borrowing"). Wherever in this Agreement in connection with a Borrowing or Loan a required minimum or multiple amount is expressed in Dollars, but such Borrowing or Loan is denominated in Sterling, the minimum or multiple amount will be the relevant Sterling Equivalent of such Dollar amount (rounded to the nearest 1,000 units of Sterling).


                                   ARTICLE II

                                   THE CREDITS

                  SECTION 2.01.  The Commitments.

                  (a) Tranche I Revolving Loans. Subject to the terms and conditions set forth herein, each Tranche I Revolving Lender agrees to make Tranche I Revolving Loans to the Borrower from time to time during the Revolving Availability Period in Dollars in an aggregate principal amount that will not result in (i) such Lender's Tranche I Revolving Exposure exceeding such Lender's Tranche I Revolving Commitment and (ii) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders exceeding the total Tranche I Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Tranche I Revolving Loans.

                  (b) Tranche I Term Loans. Subject to the terms and conditions set forth herein, each Tranche I Term Loan Lender agrees to make one or more Tranche I Term Loans to the Borrower on the Effective Date in Dollars in a principal amount not exceeding its Tranche I Term Loan Commitment. Amounts repaid in respect of Tranche I Term Loans may not be reborrowed hereunder.

                  (c) Tranche II Term Loans. Subject to the terms and conditions set forth herein, each Tranche II Term Loan Lender agrees to make one or more Tranche II Term Loans to the Borrower on the Effective Date in Sterling in a principal amount not exceeding its Tranche II Term Loan Commitment. Amounts repaid in respect of Tranche II Term Loans may not be reborrowed.

                  (d) Incremental Loans. In addition to borrowings of Tranche I Revolving Loans, Tranche I Term Loans and Tranche II Term Loans specified in
Section 2.01(a), (b) and (c), respectively:

                  (i) at any time and from time to time during the Revolving Availability Period, the Borrower may request that the Lenders offer to enter into commitments to make Tranche II Revolving Loans to the Borrower; and

                  (ii) at any time and from time to time prior to the Tranche III Term Loan Availability Date, the Borrower may request that the Lenders offer to enter into commitments to make Tranche III Term Loans to the Borrower in Dollars;

it being understood in each case that such offer may be made by any financial institution that is to become a Lender hereunder in connection with the making of such offer under this paragraph (e), so long as the Administrative Agent shall have consented to such financial institution being a Lender hereunder (such consent shall not be unreasonably withheld). In the event that one or more of the Lenders offer, in their sole discretion, to enter into such commitments, and such Lenders and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Lenders making such offers, as to the fees (if any) to be payable by the Borrower in connection therewith and the Applicable Rate and (in the case of Tranche III Term Loans) amortization relating thereto, the Borrower, the Administrative Agent and such Lenders shall execute and deliver an Incremental Loan Agreement and such Lenders shall become obligated to make Tranche II Revolving Loans or Tranche III Term Loans, as applicable, under this Agreement in an amount equal to the amount of their respective Tranche II Revolving Commitments or Tranche III Term Loan Commitments, as applicable, as specified in such Incremental Loan Agreement. The Incremental Loans to be made pursuant to any Incremental Loan Agreement in response to any such request by the Borrower shall be deemed to be a separate "Series" of Tranche II Revolving Loans or Tranche III Term Loans, as applicable, for all purposes of this Agreement.

                  Anything herein to the contrary notwithstanding, (i) the minimum aggregate principal amount of Incremental Commitments entered into pursuant to any request specified above (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Loans) shall be $50,000,000, (ii) the aggregate outstanding principal amount of Incremental Loans of all Series, together with the aggregate unutilized Incremental Commitments of all Series, shall not exceed $200,000,000 at any time, (iii) the Tranche III Term Loan Commitments of any Series shall terminate on the earlier of the Tranche III Term Loan Availability Date and the date 30 days after the date of the respective Incremental Loan Agreement for such Series and (iv) in no event shall the Tranche III Term Loan Agreement for any Series of Tranche III Term Loans provide for the final maturity of the Tranche III Term Loans of such Series to be later than December 1, 2004, nor shall such Tranche III Term Loan Agreement provide for amortization of the Tranche III Term Loans of such Series at a rate faster (i.e. earlier) than the rate of amortization of the Tranche I Term Loans (the determination of whether or not such amortization is faster to be made by the Administrative Agent).

                  Following agreement by the Borrower and one or more of the Lenders as provided above, subject to the terms and conditions set forth herein,

                  (x) each Tranche II Revolving Lender of any Series agrees to make Tranche II Revolving Loans of such Series to the Borrower from time to time during the Revolving Availability Period, in Dollars in an aggregate principal amount up to but not exceeding the amount of the Tranche II Revolving Commitment of such Series of such Tranche II Revolving Lender (and within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Tranche II Revolving Loans of any Series as the Borrower shall from time to time select); and

                  (y) each Tranche III Term Loan Lender of any Series agrees to make Tranche III Term Loans of such Series to the Borrower from time to time during the period from and including the date of the respective Tranche III Term Loan Agreement for such Series to and including the earlier of the Tranche III Term Loan Availability Date and the date 30 days after the date of such Tranche III Term Loan Agreement, in an aggregate principal amount up to but not exceeding the amount of the Tranche III Term Loan Commitment of such Series of such Tranche III Term Loan Lender.

                  SECTION 2.02.  Loans and Borrowings.

                  (a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                  (b) Type of Loans. Subject to Section 2.14, (i) each Syndicated Borrowing shall be constituted entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be constituted entirely of Eurocurrency Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Syndicated Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $100,000. At the time that each Syndicated ABR Borrowing is made, such Borrowing shall be in an aggregate amount equal to $3,000,000 or a larger multiple of $100,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or (in the case of a Revolving ABR Borrowing) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Tranche III Term Loan Borrowing shall be in an aggregate amount equal to $50,000,000 or a larger multiple of $100,000 (provided that a Tranche III Term Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Tranche III Term Loan Commitments). Each Competitive Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $100,000. Each Swingline Loan shall be in an amount equal to $500,000 or a larger multiple of $100,000. Borrowings of more than one Type, Currency and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of thirty (30) Syndicated Eurocurrency Borrowings outstanding.

                  (d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing: (i) any Revolving Borrowing or Competitive Borrowing if the Interest Period requested therefor would end after the Revolving Commitment Termination Date; (ii) any Term Loan Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date for the relevant Class; or
(iii) unless the Borrower shall confirm to the Administrative Agent in connection with such request or election that the Borrower intends to compensate each Lender pursuant to Section 2.16 (to the extent required to do so thereunder), any Term Loan Borrowing if the Interest Period requested therefor would commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans or Tranche III Term Loans, as the case may be, having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans or Tranche III Term Loans, respectively, permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date.

                  SECTION 2.03. Requests for Syndicated Borrowings. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Syndicated Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or, in the case of a Borrowing denominated in Sterling, 3:00 p.m. New York time, four Business
Days) before the date of the proposed Borrowing or (b) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Revolving ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) whether the requested Borrowing is to be a Tranche I Revolving Borrowing, Tranche II Revolving Borrowing, Tranche I Term Loan Borrowing, Tranche II Term Loan Borrowing or Tranche III Term Loan Borrowing (including, if applicable, the respective Series of Tranche III Term Loans to which such Borrowing relates);

                  (ii) the aggregate amount and Currency of the requested Borrowing;

                  (iii) the date of such Borrowing, which shall be a Business
         Day;

                  (iv) in the case of any Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

                  (v) in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Syndicated Borrowing denominated in Dollars is specified, then the requested Syndicated Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04.  Competitive Bid Procedure.

                  (a) Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars; provided that (i) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders at any time shall not exceed the total Tranche I Revolving Commitments and (ii) the sum of the total Tranche II Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders at any time shall not exceed the total Tranche II Revolving Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid

Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount and Currency of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
         Day;

                  (iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

                  (iv) the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Revolving Lenders of the details thereof by telecopy, inviting the Revolving Lenders to submit Competitive Bids.

                  (b) Making of Bids by Lenders. Each Revolving Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Revolving Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.

                  (c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

                  (d) Acceptance of Bids by the Borrower. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iii) to the extent necessary to comply with clause (ii) of this proviso, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (iv) except pursuant to clause (iii) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iii) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iii) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

                  (e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph
(b) of this Section.

                  SECTION 2.05.  Swingline Loans.

                  (a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in Dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders exceeding the total Tranche I Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

                  (b) Interest Rates. Swingline Loans shall be ABR Loans or FFBR Loans (with an Interest Period of two weeks), as selected by the Borrower, except that the Swingline Lender and the Borrower may agree that the interest rate in respect of a Swingline Loan made by the Swingline Lender, for a period ending on the date that is not earlier than one day and not later than fifteen days after such Swingline Loan is made, be at an alternative rate of interest (and with such applicable margins and prepayment premiums) as may from time to time be offered by the Swingline Lender to the Borrower in its sole discretion; provided that upon any sale pursuant to Section 2.05(d) of participations in any Swingline Loan the interest on which is determined by reference to the Federal Funds Base Rate or any such alternative rate, such Swingline Loans shall automatically be converted into an ABR Loan.

                  (c) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan (or, in the case of a Swingline Eurocurrency Loan, 11:00 a.m., Local Time, three Business Days before such day). Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount and Type of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to a deposit account designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the respective Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

                  (d) Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Tranche I Revolving Lenders to acquire participations on such Business Day (or, in the case of any Swingline Eurocurrency Loan, on the third succeeding Business
Day) in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Tranche I Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche I Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans on the applicable Business Day as provided above. Each Tranche I Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Tranche I Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche I Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

                  (e) Replacement of Swingline Lender. The Borrower may at any time, and from time to time, request that the then-current Swingline Lender be replaced with another Lender hereunder designated by the Borrower and reasonably satisfactory to the Administrative Agent. Any such replacement shall be effected pursuant to a written instrument, in form and substance reasonably satisfactory to the Administrative Agent, under which such new Lender agrees to become the "Swingline Lender" hereunder, and the predecessor Swingline Lender is relieved of all of its obligations hereunder as the "Swingline Lender", provided that in no event shall any such replacement occur unless the principal of and interest on all of the Swingline Loans of the predecessor Swingline Lender shall have been paid in full.

                  SECTION 2.06.  Letters of Credit.

                  (a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request Chase, as an Issuing Lender, to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination. In addition, Banc One has issued the Qingdao Letter of Credit for the account of the Borrower. Letters of Credit issued hereunder shall be issued in Dollars and shall constitute utilization of the Revolving Commitments of a Class specified by the Borrower at the time it requests such Letter of Credit to be issued hereunder.

                  (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit and the Class of Revolving Commitments to be utilized thereby, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender's standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Upon any modification or renewal or reissuance by Banc One, as an Issuing Lender, of the Qingdao Letter of Credit, Banc One shall forthwith notify the Administrative Agent and the Borrower of the new Qingdao Letter of Credit Limit for purposes of this Agreement.

                  (c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of Chase, as an Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (e) of this Section) shall not exceed $20,000,000, (ii) the aggregate LC Exposure of Banc One, as an Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph(e) of this Section), shall not exceed the Qingdao Letter of Credit Limit, (iii) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders shall not exceed the total Tranche I Revolving Commitments and
(iv) the sum of the total Tranche II Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders shall not exceed the total Tranche II Revolving Commitments.

                  (d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Commitment Termination Date.

                  (e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by either Issuing Lender in respect of any Class of Revolving Commitments, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Revolving Lender of such Class, and each such Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the respective Issuing Lender, such Lender's Applicable Percentage of each LC Disbursement made by an Issuing Lender in respect of each Letter of Credit issued in respect of such Lender's Class, promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section
2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

                  (f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Revolving ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving ABR Borrowing or Swingline Loan.

                  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof.

                  (g) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

                  Neither the Administrative Agent, the Lenders nor either Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

                  (i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

                  (ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

                  (iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

                  (h) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

                  (i) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the

Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

                  (j) Replacement of an Issuing Lender. Either Issuing Lender may be replaced at any time pursuant to a written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender, such agreement to provide for the succession of the successor Issuing Lender in place of the replaced Issuing Lender (and for the release of the replaced Issuing Lender from its obligations, in its capacity as an Issuing Lender, hereunder) and to be in form and substance reasonably satisfactory to the replaced Issuing Lender and the Administrative Agent. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to
Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term "Issuing Lender" shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                  (k) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.11(c), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.11(c), the amount required under Section 2.11(c); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent in the Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the "Secured Obligations" under and as defined in the U.S. Equity Pledge Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other Property held therein.

                  (l) Qingdao Letter of Credit. Anything herein to the contrary notwithstanding, the amount of the Qingdao Letter of Credit for all purposes of this Agreement and the other Loan Documents (including, without limitation, the usage of the Revolving Commitments hereunder, the calculation of fees under
Section 2.12 and the obligation of the Revolving Lenders to participate in Letters of Credit arising upon drawings thereunder) shall be deemed to be equal to the Qingdao Letter of Credit Limit and any LC Exposure arising in respect of the Qingdao Letter of Credit in excess of the Qingdao Letter of Credit Limit shall be solely for the account of Banc One, as an Issuing Lender, and no other Lender shall be obligated to participate in such excess amount, nor shall such excess amount be entitled to the benefits of the Security Documents.

                  (m) Existing Letters of Credit. Pursuant to Section 2.06 of the Existing Credit Agreement, Chase, as an "Issuing Lender" thereunder, has issued various "Letters of Credit" under and as defined in the Existing Credit Agreement and Banc One, as an "Issuing Lender" thereunder, has issued the "Qingdao Letter of Credit". On the Effective Date, subject to the satisfaction of the conditions to effectiveness of the obligations of the Lenders hereunder set forth in Article V, each of such "Letters of Credit" and the "Qingdao Letter of Credit" under the Existing Credit Agreement shall automatically, and without any action on the part of any Person, become a Letter of Credit hereunder and constitute a utilization of the Tranche I Revolving Commitments.

                  SECTION 2.07.  Funding of Borrowings.

                  (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in
Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Revolving ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

                  (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                  SECTION 2.08.  Interest Elections.

                  (a) Elections by the Borrower for Syndicated Borrowings. Each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any such Borrowing denominated in Dollars to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section (provided that Syndicated Eurocurrency Borrowings denominated in Sterling may not be converted). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

                  (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section
2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                  (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Tranche III Term Loans to which such Interest Election Request relates) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether, in the case of a Eurocurrency Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

                  (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Syndicated Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (x) if denominated in Dollars be converted to a Syndicated ABR Borrowing and (y) if denominated in Sterling be deemed to have an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Syndicated Borrowing denominated in Dollars may be converted to or continued as a Syndicated Eurocurrency Borrowing and (ii) unless repaid, each Syndicated Eurocurrency Borrowing denominated in Dollars shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period applicable thereto and (iii) no outstanding Syndicated Borrowing denominated in Sterling may have an Interest Period of more than one month.

                  SECTION 2.09.  Termination and Reduction of the Commitments.

                  (a) Scheduled Termination. Unless previously terminated, (i) the Tranche I Term Loan Commitments and the Tranche II Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Tranche III Term Loan Commitments of each Series shall terminate on the Tranche III Term Loan Availability Date and (iii) the Revolving Commitments of each Class shall terminate on the Revolving Commitment Termination Date.

                  (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $3,000,000 or a larger multiple of $100,000 and (ii) except as provided in Section 2.09(d) (but subject to Section 2.10(a)(ii)), the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the sum of the total Revolving Exposures of such Class plus the aggregate principal amount of outstanding Competitive Loans made by Lenders of such Class would exceed the total Revolving Commitments of such Class.

                  (c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

                  (d) Mandatory Reduction of Tranche I Revolving Commitments. On each Quarterly Date the Tranche I Revolving Commitments shall be reduced by an amount equal to the excess of (a) the sum of the Maximum Receivable Exposures under all Permitted Receivable Financings entered into during the period from and including the next preceding Quarterly Date to but excluding such Quarterly Date, or otherwise pursuant to which the Borrower or any Subsidiary conveyed any Receivable Assets during such period, over (b) the aggregate amount by which the Tranche I Revolving Commitments have been reduced pursuant to this Section 2.09(d) on any previous Quarterly Date (and, if on any Quarterly Date the amount of such excess exceeds the amount of the Tranche I Revolving Commitments prior to giving effect to such reduction, the Tranche I Revolving Commitments shall be terminated). Upon any such reduction (or termination), the Borrower shall repay the Tranche I Revolving Loans to the extent required by Section 2.10(a)(ii).

                  (e) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

                  SECTION 2.10.  Repayment of Loans; Evidence of Debt.

                  (a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

                  (i) to the Administrative Agent for account of the Revolving Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date,

                  (ii) to the Administrative Agent for account of the Tranche I Revolving Lenders an outstanding principal amount of the Tranche I Revolving Loans on each Quarterly Date equal to the amount by which (x) the sum of the Tranche I Revolving Exposure on such Quarterly Date plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Lenders (after giving effect to any prepayment of the Tranche I Revolving Loans on such Quarterly Date in accordance with Section 2.11) exceeds (y) the amount of the Tranche I Revolving Commitments on such Quarterly Date (after giving effect to any reduction or termination of Tranche I Revolving Commitments pursuant to Section 2.09(d) on such Quarterly Date),

                  (iii) to the Administrative Agent for account of the Tranche I Term Loan Lenders the outstanding principal amount of the Tranche I Term Loans on each Principal Payment

         Date set forth below in the aggregate principal amount set forth opposite such Principal PaymentDate (subject to adjustment pursuant to the second sentence of paragraph (b) of this Section):

   Principal Payment Date                                            Amount ($)
   ----------------------                                            ----------

     March 1, 2000                                                  12,000,000
     June 1, 2000                                                   12,000,000
     September 1, 2000                                              12,000,000
     December 1, 2000                                               12,000,000

     March 1, 2001                                                  17,500,000
     June 1, 2001                                                   17,500,000
     September 1, 2001                                              17,500,000
     December 1, 2001                                               17,500,000

     March 1, 2002                                                  20,000,000
     June 1, 2002                                                   20,000,000
     September 1, 2002                                              20,000,000
     December 1, 2002                                               20,000,000

     March 1, 2003                                                  22,500,000
     June 1, 2003                                                   22,500,000
     September 1, 2003                                              22,500,000
     December 1, 2003                                               22,500,000

     March 1, 2004                                                  23,000,000
     June 1, 2004                                                   23,000,000
     September 1, 2004                                              23,000,000
     December 1, 2004                                               23,000,000

                  (iv) to the Administrative Agent for account of the Tranche II Term Loan Lenders the outstanding principal amount of the Tranche II Term Loans, on each Principal Payment Date set forth below in an aggregate principal amount equal to the percentage set forth below opposite such Principal Payment Date of the aggregate principal amount of Tranche II Term Loans outstanding at 5:00 p.m., New York City time, on the Effective Date (subject to adjustment pursuant to the second sentence of paragraph (b) of this Section):

   Principal Payment Date                                        Percentage (%)
   ----------------------                                        ---------------

     March 1, 2000                                                        0.50
     June 1, 2000                                                         0.50
     September 1, 2000                                                    0.50
     December 1, 2000                                                     0.50

     March 1, 2001                                                        1.00
     June 1, 2001                                                         1.00
     September 1, 2001                                                    1.00
     December 1, 2001                                                     1.00

     March 1, 2002                                                        1.00
     June 1, 2002                                                         1.00
     September 1, 2002                                                    1.00
     December 1, 2002                                                     1.00

     March 1, 2003                                                        1.25
     June 1, 2003                                                         1.25
     September 1, 2003                                                    1.25
     December 1, 2003                                                     1.25

     March 1, 2004                                                       21.25
     June 1, 2004                                                        21.25
     September 1, 2004                                                   21.25
     December 1, 2004                                                    21.25

                  (v) to the Administrative Agent for the account of each Tranche III Term Loan Lender of any Series the outstanding principal amount of each Tranche III Term Loan of such Lender of such Series on the respective Tranche III Term Loan Principal Payments Dates for the Tranche III Term Loans of such Series (subject to adjustment pursuant to paragraph (b) of this Section),

                  (vi) to the Administrative Agent for account of the respective Lender the then unpaid principal amount of each Competitive Loan of such Lender on the last day of the Interest Period therefor, and

                  (vii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of (A) the Revolving Commitment Termination Date, (B) the fifteenth day after such Loan is made (but not earlier than one Business Day after such Swingline Loan is made) and (C) in the case of any Swingline FFBR Loan, the last day of the Interest Period for such Loan; provided that (i) if any such day is not a Business Day, then the Borrower shall pay such Swingline Loan on the next preceding Business Day and (ii) on each date that a Tranche I Revolving Borrowing or Tranche I Competitive Borrowing is made, the Borrower shall repay all Swingline ABR Loans then outstanding.

                  (b) Adjustment of Amortization Schedule. If the initial aggregate amount of the Tranche I Term Loan Commitments exceeds the aggregate principal amount of Tranche I Term Loans that are made on the Effective Date, then the scheduled repayments of Borrowings of such Class to be made pursuant to clause (a)(iii) above shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Term Loan Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section on a pro rata basis. To the extent not previously paid, all Term Loans of each Class shall be due and payable on the Term Loan Maturity Date for such Class.

                  (c) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., Local Time, three Business Days before the scheduled date of such payment; provided that, unless otherwise specified by the Borrower, each payment of Borrowings of any Class shall be applied to pay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a selection of the Borrowing or Borrowings to be repaid or prepaid within the applicable time period, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be paid first), and for these purposes, Competitive Loans shall be deemed to be in the same Class as Revolving Loans. Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

                  (d) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

                  (e) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Currency and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender's share thereof.

                  (f) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (g) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  SECTION 2.11.  Prepayment of Loans.

                  (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing identified by the Borrower in whole or in part, subject to the requirements of this Section, provided that (i) the aggregate principal amount of any prepayment on any date pursuant to this paragraph shall be at least equal to $1,000,000 and (ii) the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof. Any prepayment of a Tranche I Term Loan Borrowing, a Tranche II Term Loan Borrowing or a Tranche III Term Loan Borrowing pursuant to this paragraph shall be applied first to reduce the next three scheduled repayments thereof in direct chronological order and second to reduce the remaining scheduled repayments thereof on a pro rata basis.

                  (b) Mandatory Prepayments -- All Loans. The Borrower will make prepayments of the Loans hereunder as follows:

                  (i) Casualty Events. Upon the date 270 days following the receipt by the Borrower of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of the Borrower or any of its Subsidiaries (or upon such earlier date as the Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the Property affected by such Casualty Event), the Borrower shall prepay the Loans in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair or replacement of such Property, such prepayment to be effected in each case in the manner and to the extent specified in clause (vii) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (i) to the extent that

                           (A) the Borrower advises the Administrative Agent at
                  the time of receipt thereof that it intends to reinvest such Net Available Proceeds into the business of the Borrower and its Subsidiaries,

                           (B) such Net Available Proceeds are held by the
                  Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to make such reinvestment as contemplated above, and

                           (C) such Net Available Proceeds are in fact so
                  applied to such reinvestment within 270 days of receipt thereof (it being understood that, in the event Net Available Proceeds from more than one Casualty Event are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Dispositions occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 270 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to make such reinvestment as provided above, or does not in fact apply such Net Available Proceeds to reinvestments within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

                  (ii) Equity Issuance. On or prior to the date 90 days after any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in clause (vii) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (ii) (x) from Net Available Proceeds received from the issuance or sale of capital stock in connection with Stock Based Plans in effect from time to time or (y) to the extent that

                           (A) the Borrower advises the Administrative Agent at
                  the time of the relevant Equity Issuance that it intends to use such Net Available Proceeds to finance one or more Acquisitions or other transaction permitted pursuant to
                  Section 7.05(b),

                           (B) such Net Available Proceeds are held by the
                  Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to finance one or more Acquisitions or other transaction as contemplated above, and

                           (C) such Net Available Proceeds are in fact so
                  applied to such Acquisition(s) within 180 days of such Equity Issuance (it being understood that, in the event Net Available Proceeds from more than one Equity Issuance are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Equity Issuances occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 180 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions as provided above, or does not in fact apply such Net Available Proceeds to one or more Acquisitions within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

                  (iii) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders pursuant to
         Section 7.03 or 7.04 to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (herein, the "Current Disposition"), and of all prior Dispositions consummated in the then-current fiscal year of the Borrower as to which a prepayment has not yet been made under this paragraph, shall exceed $15,000,000 then, no later than 180 days after the occurrence of the Current Disposition, the Borrower will deliver to the Lenders a statement, certified by a Financial Officer of the Borrower, in reasonable detail, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment to be effected in each case in the manner and to the extent specified in clause (vii) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (iii) to the extent that

                           (A) the Borrower advises the Administrative Agent at
                  the time of the relevant Disposition that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.05(b), or otherwise to reinvest the proceeds thereof into the business of the Borrower and its Subsidiaries,

                           (B) such Net Available Proceeds are held by the
                  Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to finance one or more Acquisitions or to make such reinvestment as contemplated above, and

                           (C) such Net Available Proceeds are in fact so
                  applied to such Acquisition(s) or reinvestment within 270 days of such Disposition (it being understood that, in the event Net Available Proceeds from more than one Disposition are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Dispositions occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 270 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions or make such reinvestment as provided above, or does not in fact apply such Net Available Proceeds to one or more Acquisitions or reinvestments within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

                  Notwithstanding the foregoing, to the extent that the amount of the required prepayment on any date is not greater than $20,000,000, the Borrower shall not be required to make any prepayment of a Eurocurrency or Competitive Borrowing until the expiration(s) of the then-current Interest Periods.


                  (iv) Senior Debt Incurrence. On or prior to the date 90 days after the date of any Senior Debt Incurrence, the Borrower shall prepay the Loans in an aggregate amount equal to the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in clause (vii) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (iv) with respect to the Net Available Proceeds of Senior Debt Incurrences after the date hereof to the extent that

                           (A) the Borrower advises the Administrative Agent at
                  the time of the relevant Senior Debt Incurrence that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.05(b), to repay at maturity the Borrower's Senior Subordinated Notes due 2003 or a combination of such Acquisitions and repayment,

                           (B) such Net Available Proceeds are held by the
                  Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to finance one or more Acquisitions, or to repay such Senior Subordinated Notes, as contemplated above, and

                           (C) such Net Available Proceeds are in fact so
                  applied to such Acquisition(s), or to the repayment of such Senior Subordinated Notes, within 150 days of such Senior Debt Incurrence (it being understood that, in the event Net Available Proceeds from more than one Senior Debt Incurrence are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Senior Debt Incurrences occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 150 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions or to repay such Senior Subordinated Debt, or does not in fact apply such Net Available Proceeds to one or more Acquisitions or to the repayment of such Senior Subordinated Debt within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

                  (v) Subordinated Debt Incurrence. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Subordinated Debt Incurrence not permitted hereunder, on or prior to the date 90 days after the date of any Subordinated Debt Incurrence, the Borrower shall prepay the Loans in an aggregate amount equal to the portion of the Net Available Proceeds thereof that exceeds (in the aggregate for all Subordinated Debt Incurrences after the date hereof) $100,000,000, such prepayment to be effected in each case in the manner and to the extent specified in clause (vii) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (v) to the extent that

                           (A) the Borrower advises the Administrative Agent at
                  the time of the relevant Subordinated Debt Incurrence that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.05(b),

                           (B) such Net Available Proceeds are held by the
                  Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to finance one or more Acquisitions as contemplated above, and

                           (C) such Net Available Proceeds are in fact so
                  applied to such Acquisition(s) within 150 days of such Debt Incurrence (it being understood that, in the event Net Available Proceeds from more than one Subordinated Debt Incurrence are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Subordinated Debt Incurrences occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 150 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions, or does not in fact apply such Net Available Proceeds to one or more Acquisitions within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

                  (vi) Foreign Subsidiary Debt Incurrence. On or prior to the date 90 days after the date of any Foreign Subsidiary Debt Incurrence, the Borrower shall prepay the Loans in an aggregate amount equal to the Net Available Proceeds thereof (or, in the case of any Foreign Subsidiary Debt Incurrence pursuant to Section 7.01(g), the portion of the Net Available Proceeds thereof that exceeds (in the aggregate for all Foreign Subsidiary Debt Incurrences arising under said Section 7.01(g) after the date hereof) $7,000,000), such prepayment to be effected in each case in the manner and to the extent specified in clause (vii) below.

                  (vii) Application.

                           (A) Prepayments pursuant to this paragraph (b) the
                  proceeds of which are denominated in Dollars or any other currency other than Sterling shall be applied as follows:

                                    first, such prepayment shall be applied to
                           any then outstanding Tranche I Term Loans and Tranche III Term Loans (ratably in accordance with the then-outstanding aggregate principal amounts thereof);

                                    second, after the payment in full of any
                           then outstanding Tranche I Term Loans and Tranche III Term Loans, such prepayment shall be applied to any then outstanding Tranche II Term Loans (ratably in accordance with the then-outstanding aggregate principal amounts thereof); and

                                    third, after the payment in full of any then
                           outstanding Term Loans, such prepayment shall be applied to any then outstanding Revolving Loans (without reduction of Revolving Commitments).

                           (B) Prepayments pursuant to this paragraph (b) the
                  proceeds of which are denominated in Sterling shall be applied as follows:

                                    first, such prepayment shall be applied to
                           any then outstanding Tranche II Term Loans (ratably in accordance with the then-outstanding aggregate principal amounts thereof);

                                    second, after the payment in full of any
                           then outstanding Tranche II Term Loans, such prepayment shall be applied to any then outstanding Tranche I Term Loans and Tranche III Term Loans (ratably in accordance with the then-outstanding aggregate principal amounts thereof); and

                                    third, after the payment in full of any then
                           outstanding Term Loans, such prepayment shall be applied to any then outstanding Revolving Loans (without reduction of Revolving Commitments).

         Each such prepayment of the Term Loans of any Class pursuant to this clause (b)(vii) shall be applied to the remaining installments thereof on a pro rata basis.

                  (c) Mandatory Prepayments -- Change of Control. In the event that the Borrower shall be required pursuant to the provisions of any instrument evidencing or governing any Senior Unsecured Indebtedness or any Subordinated Indebtedness to redeem, or make an offer to redeem or repurchase, all or any portion of such Senior Unsecured Indebtedness or Subordinated Indebtedness, as the case may be, as a result of a change of control (however defined), then, concurrently with the occurrence of the event giving rise to such change of control, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) in full, and the Commitments shall be automatically reduced to zero.

                  (d) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurocurrency Borrowing, of a Competitive Borrowing or of a Swingline Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be made in the manner specified in Section 2.10(c).

                  SECTION 2.12.  Fees.

         (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the earlier of the date such Revolving Commitment terminates and the Revolving Commitment Termination Date; provided that, if such Lender continues to have any Revolving Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Exposure. Accrued facility fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Commitments terminate and the Revolving Commitment Termination Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Syndicated Eurocurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and
(ii) to Chase, as an Issuing Lender, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements and to the Qingdao Letter of Credit) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to either Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                  (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the respective Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.13.  Interest.

                  (a) ABR Loans. The Loans constituting each ABR Borrowing (other than in respect of Swingline Loans, as to which paragraph (d) below shall apply) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

                  (b) Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurocurrency Loan or a Swingline Eurocurrency Loan, the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Eurocurrency Borrowing, the LIBO Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

                  (c) Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

                  (d) Swingline ABR and FFBR Borrowings. Each ABR Borrowing constituting a Swingline Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate. Each Swingline Borrowing the interest on which is determined by reference to the Federal Funds Base Rate for any Interest Period therefor shall bear interest at a rate per annum, for each day during such Interest Period, equal to the Federal Funds Base Rate for such period plus the then-applicable "Facility Fee Rate" specified in the definition of "Applicable Rate" in Section 1.01 plus the Applicable Rate plus 0.50%. Each Swingline Borrowing the interest on which is determined at an alternate rate of interest as contemplated in Section 2.05(b), shall bear interest at the respective alternate rate of interest so agreed for the period so contemplated by Section 2.05(b).

                  (e) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to
(i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

                  (f) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the Revolving Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

                  (g) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                  SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurocurrency Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

                  (b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class (or, in the case of a Competitive Eurocurrency Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing denominated in Dollars shall be ineffective, (ii) if any Borrowing Request requests a Syndicated Eurocurrency Borrowing, such Borrowing shall be made as a Syndicated ABR Borrowing, (iii) any request by the Borrower for the continuance of a Syndicated Eurocurrency Borrowing denominated in Sterling shall be ineffective and (iv) any request by the Borrower for a Swingline Eurocurrency Borrowing shall be deemed to be a request for a Swingline FFBR Borrowing; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Competitive Eurocurrency Borrowings may be made to Lenders that are not affected thereby.

                  SECTION 2.15.  Increased Costs.

                  (a)  Increased Costs Generally.  If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or either Issuing Lender; or

                  (ii) impose on any Lender or either Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

                  (b) Capital Requirements. If any Lender or either Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Lender's capital or on the capital of such Lender's or such Issuing Lender's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Lender's policies and the policies of such Lender's or such Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company for any such reduction suffered.

                  (c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Delay in Requests. Failure or delay on the part of any Lender or either Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this

Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                  (e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

                  SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, Fixed Rate Loan or Swingline FFBR Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(d) and is revoked in accordance herewith), (c) the Borrowing of any Term Loan the Interest Period for which commences before and ends after any Principal Payment Date (unless, after giving effect thereto, the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans or Tranche III Term Loans, as the case may be, having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans or Tranche III Term Loans, respectively, permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date), (e) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (f) the assignment of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

                  In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, Borrowing, failure or assignment to the last day of the then current Interest Period for such Loan (or (x) in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation and (y) in the case of a Borrowing of any Term Loan, the period from the date of such Borrowing to the applicable Principal Payment
Date) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period (or, in the case of any Borrowing of Term Loans, such other period), over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the

Currency of such Loan from other banks in the eurocurrency market at the commencement of such period.

                  In the case of a Swingline FFBR Loan, the loss to the Swingline Lender attributable to any such event shall be deemed to include an amount determined by the Swingline Lender to be equal to the excess, if any, of
(i) the Federal Funds Base Rate for the period commencing on the date of such payment to but not including the last day of the Interest Period for such Swingline FFBR Loan, over (ii) the Federal Funds Base Rate for such Interest Period.

                  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  SECTION 2.17.  Taxes.

                  (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

                  (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                  SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                  (a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date the Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 2.07 or paid by the Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at an office specified by it, except as otherwise expressly provided in the relevant Loan Document, and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except for payments in respect of Loans denominated in Sterling, which are payable in Sterling, and except to the extent otherwise provided herein) shall be made in Dollars.

                  (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
(ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                  (c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a particular Class shall be made from the relevant Lenders, each payment of facility fee under Section 2.12 shall be made for account of the relevant Revolving Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.09 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans, Tranche I Term Loans, Tranche II Term Loans and Tranche III Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; and
(iv) each payment of interest on Revolving Loans, Tranche I Term Loans, Tranche II Term Loans and Tranche III Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

                  (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

                  (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

                  (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to
Section 2.05(c), 2.06(e) or (f), 2.07(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.

                  (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Lender and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.


                                   ARTICLE III

                                    GUARANTEE

                  SECTION 3.01. The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, and all obligations of the Borrower or any of its Subsidiaries to any Lender (or any affiliate of any Lender) in respect of any Hedging Agreement, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

                  SECTION 3.02. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. In full recognition and in furtherance of the foregoing, each Subsidiary Guarantor agrees that:

                  (a) Without affecting the enforceability or effectiveness of
         Section 3.01 in accordance with its terms and without affecting, limiting, reducing, discharging or terminating the liability of such Subsidiary Guarantor, or the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any other agreement or instrument referred to herein or therein, the Administrative Agent and the Lenders may, at any time and from time to time and without notice or demand of any kind or nature whatsoever:

                           (i) amend, supplement, modify, extend, renew, waive,
                  accelerate or otherwise change the time for payment or performance of, or the terms of, all or any part of the Guaranteed Obligations (including any increase or decrease in the rate or rates of interest on all or any part of the Guaranteed Obligations);

                           (ii) amend, supplement, modify, extend, renew, waive
                  or otherwise change, or enter into or give, any Loan Document or any agreement, security document, guarantee, approval, consent or other instrument with respect to all or any part of the Guaranteed Obligations, any Loan Document or any such other instrument or any term or provision of the foregoing (it being understood that this clause (ii) shall not be deemed to constitute a consent by any Subsidiary Guarantor to any such amendment with respect to any Loan Document to which it is a party);

                           (iii) accept or enter into new or additional
                  agreements, security documents, guarantees (including letters of credit) or other instruments in addition to, in exchange for or relative to any Loan Document, all or any part of the Guaranteed Obligations or any collateral now or in the future serving as security for the Guaranteed Obligations;

                           (iv) accept or receive (including from any other
                  Subsidiary Guarantor) partial payments or performance on the Guaranteed Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise);

                           (v) accept, receive and hold any additional
                  collateral for all or any part of the Guaranteed Obligations (including from any other Guarantor);

                           (vi) release, reconvey, terminate, waive, abandon,
                  allow to lapse or expire, fail to perfect, subordinate, exchange, substitute, transfer, foreclose upon or enforce any collateral, security documents or guarantees (including Letters of Credit or the obligations of any other Subsidiary Guarantor) for or relative to all or any part of the Guaranteed Obligations;

                           (vii) apply any collateral or the proceeds of any
                  collateral or guarantee (including any Letter of Credit or the obligations of any other Subsidiary Guarantor) to all or any part of the Guaranteed Obligations in such manner and extent as the Administrative Agent or any Lender may in its discretion determine;

                           (viii) release any Person (including any other
                  Subsidiary Guarantor) from any personal liability with respect to all or any part of the Guaranteed Obligations;

                           (ix) settle, compromise, release, liquidate or
                  enforce upon such terms and in such manner as the Administrative Agent or the Lenders may determine or as applicable law may dictate all or any part of the Guaranteed Obligations or any collateral on or guarantee (including any Letter of Credit issued with respect to) of all or any part of the Guaranteed Obligations;

                           (x) consent to the merger or consolidation of, the
                  sale of substantial assets by, or other restructuring or termination of the corporate existence of the Borrower or any other Person (including any other Subsidiary Guarantor);

                           (xi) proceed against the Borrower, such or any other
                  Subsidiary Guarantor or any other guarantor of (including any issuer of any letter of credit issued with respect to) all or any part of the Guaranteed Obligations or any collateral provided by any Person and exercise the right, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any other agreement or instrument referred to herein or therein, or otherwise in such order and such manner as the Administrative Agent or any Lender may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce Section 3.01 as to any Subsidiary Guarantor;

                           (xii) foreclose upon any deed of trust, mortgage or
                  other instrument creating or granting liens on any interest in real Property by judicial or nonjudicial sale or by deed in lieu of foreclosure, bid any amount or make no bid in any foreclosure sale or make any other election of remedies with respect to such liens or exercise any right of set-off;

                           (xiii) obtain the appointment of a receiver with
                  respect to any collateral for all or any part of the Guaranteed Obligations and apply the proceeds of such receivership as the Administrative Agent or any Lender may in its discretion determine (it being agreed that nothing in this clause (xiii) shall be deemed to make the Administrative Agent or any Lender a party in possession in contemplation of law, except at its option);

                           (xiv) enter into such other transactions or business
                  dealings with any other Subsidiary Guarantor, the Borrower, any Subsidiary or Affiliate of the Borrower or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; and

                           (xv) do all or any combination of the actions set
                  forth in this Section.

                  (b) The enforceability and effectiveness of this Article and the liability of the Subsidiary Guarantors, and the rights remedies, powers and privileges of the Administrative Agent and the Lenders, under this Agreement or any other agreement or instrument referred to herein or therein, shall not be affected, limited, reduced, discharged or terminated, and each Subsidiary Guarantor hereby expressly waives any defense now or in the future arising, by reason of:

                           (i) the illegality, invalidity, irregularity,
                  authenticity, or unenforceability of all or any part of the Guaranteed Obligations, this Agreement or any other agreement or instrument referred to herein or therein, or any agreement, security document, guarantee or other instrument relative to all or any part of the Guaranteed Obligations;

                           (ii) any disability or other defense of the Borrower
                  or any other Subsidiary Guarantor with respect to all or any part of the Guaranteed Obligations or any other guarantor of all or any part of the Guaranteed Obligations (including any issuer of any letters of credit), including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;

                           (iii) the illegality, invalidity, irregularity,
                  authenticity or unenforceability of any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any lien on any collateral for all or any part of the Guaranteed Obligations;

                           (iv) the cessation, for any cause whatsoever, of the
                  liability of the Borrower or any other Subsidiary Guarantor (other than subject to Section 3.05, by reason of the full payment and performance of all Guaranteed Obligations);

                           (v) any failure of the Administrative Agent or any
                  Lender to marshal assets in favor of the Borrower or any other Person (including any other Subsidiary Guarantor), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any other Subsidiary Guarantor, the Borrower, any other guarantor, all or any part of the Guaranteed Obligations (including either Issuing Lender in respect of Letters of Credit) or any other Person or to take any action whatsoever to mitigate or reduce such or any other Subsidiary Guarantor's liability under this Article, neither the Administrative Agent nor any Lender being under any obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Borrower may be in default of its obligations under this Agreement or any other agreement or instrument referred to herein or therein;

                           (vi) any failure of the Administrative Agent or any
                  Lender to give notice after any Default of sale or other disposition of any collateral (including any notice of any judicial or nonjudicial foreclosure or sale of any interest in real Property serving as collateral for all or any part of the Guaranteed Obligations) for all or any part of the Guaranteed Obligations to the Borrower, any Subsidiary Guarantor or any other Person or any defect in, or any failure by any Subsidiary Guarantor or any other Person to receive, any notice that may be given in connection with any sale or disposition of any collateral;

                           (vii) any failure of the Administrative Agent or any
                  Lender to comply with applicable laws in connection with the sale or other disposition of any collateral for all or any part of the Guaranteed Obligations, including any failure to conduct a commercially reasonable sale or other disposition of any collateral for all or any part of the Guaranteed Obligations;

                           (viii) any judicial or nonjudicial foreclosure or
                  sale of, or other election of remedies with respect to, any interest in real Property or other collateral serving as security for all or any part of the Guaranteed Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of any Subsidiary Guarantor or may preclude any Subsidiary Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from any other Subsidiary Guarantor, the Borrower any other guarantor or any other Person and even though the Borrower may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

                           (ix) any benefits the Borrower, any Subsidiary
                  Guarantor or any other guarantor may otherwise derive from Sections 580(a), 580(b), 580(d) or 726 of the California Code of Civil Procedure or any comparable provisions of the laws of any other jurisdiction;

                           (x) any act or omission of the Administrative Agent,
                  any Lender or any other person that directly or indirectly results in or aids the discharge or release of the Borrower or any other Subsidiary Guarantor, of all or any part of the Guaranteed Obligations or any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations by operation of law or otherwise;

                           (xi) any law which provides that the obligation of a
                  surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's principal obligation;

                           (xii) the possibility that the obligations of the
                  Borrower to the Administrative Agent and the Lenders may at any time and from time to time exceed the aggregate liability of the Subsidiary Guarantors under this Article;

                           (xiii) any counterclaim, set-off or other claim which
                  the Borrower or any other Subsidiary Guarantor has or alleges to have with respect to all or any part of the Guaranteed Obligations;

                           (xiv) any failure of the Administrative Agent or any
                  Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

                           (xv) the election by the Administrative Agent or any
                  Lender, in a bankruptcy proceeding of any Person, of the application or nonapplication of Section 1111(b)(2) of the United States Bankruptcy Code;

                           (xvi) any extension of credit or the grant of any
                  lien under Section 364 of the United States Bankruptcy Code;

                           (xvii) any use of cash collateral under Section 363
                  of the United States Bankruptcy Code;

                           (xviii) any agreement or stipulation with respect to
                  the provision of adequate protection in any bankruptcy proceeding of any Person;

                           (xix) the avoidance of any lien in favor of the
                  Administrative Agent or any Lender for any reason;

                           (xx) any bankruptcy, insolvency, reorganization,
                  arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

                           (xxi) any other circumstance whatsoever that might
                  otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, including by reason of Sections 2809, 2810, 2819, 2839, 2845, 2850, 2899, 3275 and 3433 of the
                  California Civil Code, and any future judicial decisions or legislation or of any comparable provisions of the laws of any other jurisdiction; or

                           (xxiii) diligence, presentment, demand of payment,
                  protest and all notices whatsoever.

                  (c) Each Subsidiary Guarantor represents and warrants to the Administrative Agent that it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial and otherwise) of the Borrower and its properties on a continuing basis and that such Subsidiary Guarantor is now and will in the future remain fully familiar with the business, operations and condition (financial and otherwise) of the Borrower and its properties. Each Subsidiary Guarantor further represents and warrants that it has reviewed and approved this Agreement and the related Loan Documents and is fully familiar with the transactions contemplated by such Loan Documents and that it will in the future remain fully familiar with such transaction and with any new Loan Documents and the transaction contemplated by such Loan Documents. Each Subsidiary Guarantor hereby expressly waives and relinquishes any duty on the part of the Administrative Agent or the Lenders (should any such duty exist) to disclose to such or any other Subsidiary Guarantor any matter of fact or other information related to the business, operations or condition (financial or otherwise) of the Borrower or its properties or to any Loan Documents or the transactions undertaken pursuant to, or contemplated by, such Loan Documents, whether now or in the future known by the Administrative Agent or any Lender.

                  SECTION 3.03. Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

                  SECTION 3.04. Subrogation. Each Subsidiary Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including any such right arising under the Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions of this Article. Each Subsidiary Guarantor understands that, by reason of the foregoing provisions of this Section, the exercise by the Administrative Agent or any Lender of the rights, remedies, powers and privileges that it has under this Article and under the other Loan Documents will result in nonreimbursable liabilities under this Agreement. Nevertheless, each Subsidiary Guarantor hereby authorizes and empowers the Administrative Agent and the Lenders to exercise, in its or their sole discretion, any combination of such rights, remedies, powers and privileges as they, in their sole discretion, shall deem appropriate.

                  SECTION 3.05. Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.

                  SECTION 3.06. Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

                  SECTION 3.07. Continuing Guarantee. The guarantee in this
Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                  SECTION 3.08. Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such

Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

                  For purposes of this Section, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations,
(ii) "Excess Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

                  SECTION 3.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally (including "financial assistance" rules under the laws of England, including Sections 151 to and including 158 of the Companies Act), if the obligations of any Subsidiary Guarantor under Section
3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under
Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding (or, in the case of Canandaigua Limited, be limited so as not to guarantee the portion of the Loans that are not permitted to be guaranteed under such "financial assistance" rules).


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants to the Lenders that:

                  SECTION 4.01. Organization; Powers. Each of the Borrower and its Subsidiaries (excluding Inactive Subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  SECTION 4.02. Authorization; Enforceability. The Transactions are within each Obligor's corporate powers and (other than with respect to Borrowings of Incremental Loans until such date as any such Borrowings are made) have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries. The Borrower is not, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in the second paragraph of Section 7.09 (and not permitted by clauses (i) through (iii) of said paragraph).

                  SECTION 4.04. Financial Condition; No Material Adverse Change.

                  (a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders' equity and cash flows (i) as of and for the fiscal year ended February 28, 1999, reported on by Arthur Andersen LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended May 31, 1999, certified by the chief financial officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.

                  (b) No Material Adverse Change. Since February 28, 1999, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

                  (c) Year 2000 Issues. Any reprogramming required to permit the proper functioning, prior to, during and following the year 2000, of (i) the Borrower's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed consistent with prudent operating practices. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including reprogramming errors and the failure of others' systems or equipment) could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 4.05.  Properties.

                  (a) Property Generally. Each of the Borrower and its Subsidiaries (excluding Inactive Subsidiaries) has good title to, or valid leasehold interests in, all its real and personal Properties material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title or leasehold interests that do not interfere with its ability to conduct its business as currently conducted or to utilize such Properties for their intended purposes.

                  (b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 4.06.  Litigation.

                  (a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

                  (b) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

                  SECTION 4.07. Environmental Matters. Except as described in the Disclosed Matters, each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in Disclosed Matters and except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

                  In addition, except as described in Disclosed Matters:

                  (a) No Pending Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries, in each case in circumstances which may reasonably be expected to have a Material Adverse Effect.

                  (b) No Permits Required; Certain Specific Representations. Neither the Borrower nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and

                           (i) no polychlorinated biphenyls (PCB's) are or have
                  been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

                           (ii) no asbestos or asbestos-containing materials is
                  or has been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

                           (iii) there are no underground storage tanks or
                  surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

                           (iv) no Hazardous Materials have been Released at, on
                  or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order; and

                           (v) no Hazardous Materials have been otherwise
                  Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

         that, in the case of any of clauses (i) through (v) above, may reasonably be expected to have a Material Adverse Effect.

                  (c) No Hazardous Material Transported to NPL Sites. Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss. 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Borrower or any of its Subsidiaries, except to the extent any such action would not (either individually or in the aggregate) have a Material Adverse Effect.

                  (d) No Notifications or Listings. No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up that in any such case could reasonably be expected to result in remediation costs and fines that in the aggregate would have a Material Adverse Effect.

                  (e) No Liens or Restrictions. No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries, and no government action has been taken or is in process that could subject any such site or facility to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real Property on which such site or facility is located, except to the extent any such event or action would not (either individually or in the aggregate) have a Material Adverse Effect.

                  (f) Full Disclosure. All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries and that could result in a Material Adverse Effect have been made available to the Lenders.

                  SECTION 4.08. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. On the date hereof, no Default has occurred and is continuing.

                  SECTION 4.09. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 4.10. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 4.11. ERISA. The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business).

                  SECTION 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and does not omit information that would render such projections misleading in any material respect.

                  SECTION 4.13. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

                  SECTION 4.14.  Material Agreements and Liens.

                  (a) Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement (other than this Agreement), loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed)

$5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule II.

                  (b) Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $2,500,000 and covering any Property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of Schedule II.

                  SECTION 4.15. Capitalization. On August 31, 1999, the authorized capital stock of the Borrower consists of an aggregate of 141,000,000 shares consisting of (i) 120,000,000 shares of Class A common stock, par value $.01 per share, of which 14,879,274 shares are duly and validly issued and outstanding and 3,156,004 shares are issued and held in treasury, each of which shares is fully paid and nonassessable, (ii) 20,000,000 shares of Class B common stock, par value $.01 per share, of which 3,170,799 shares are duly and validly issued and outstanding and 625,725 shares are issued and held in treasury, each of which shares is fully paid and nonassessable and (iii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued or are outstanding. 12.58% of such issued and outstanding shares of Class A common stock and 89.52% of such issued and outstanding shares of Class B common stock are owned beneficially and of record by one or more Permitted Holders. The percentage of Class A common stock set forth above does not include shares of Class A common stock (i) that may be acquired by Permitted Holders through the exercise of any stock options or (ii) issuable pursuant to the conversion feature of the Class B common stock owned beneficially and of record by any Permitted Holders. Except for conversion rights associated with the Class B common stock, purchase rights and options associated with Stock Based Plans and as disclosed in Schedule V, on the date hereof there are no outstanding Equity Rights with respect to the Borrower. There are no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower (except under Stock Based Plans) nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any Subsidiary. The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of each Stock Based Plans specified on Schedule V (as in effect on the date hereof).

                  SECTION 4.16.  Subsidiaries and Investments.

                  (a) Subsidiaries. Set forth in Part A of Schedule IV (subject to the footnotes therein) is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule IV, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and (except with respect to Joint Venture Entities) has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule IV, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person (other than Joint Venture Entities).

                  (b) Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments disclosed in Part A of Schedule IV and other than Investments of the types referred to in clauses (b), (c), (e) and (f) of Section 7.06) held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment,
(x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

                  (c) Restrictions on Subsidiaries. None of the Subsidiaries of the Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in the first paragraph of
Section 7.09 (and not permitted by clauses (i) through (iv) of said paragraph).

                                    ARTICLE V

                                   CONDITIONS

                  SECTION 5.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

                  (a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) Opinions of Counsel to the Obligors. Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Nixon Peabody LLP, U.S. counsel for the Obligors, substantially in the form of Exhibit D-1, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request and (ii) Clifford Chance, U.K. counsel for the Obligors, substantially in the form of Exhibit D-2, and covering such other matters relating to the Borrower, Canandaigua Limited and the U.K. Equity Pledge Agreement as the Required Lenders shall reasonably request (and each Obligor hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

                  (c) Opinion of Special New York Counsel to Chase. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy, special New York counsel to

         Chase, substantially in the form of Exhibit E (and Chase hereby instructs such counsel to deliver such opinion to the Lenders).

                  (d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                  (e) Officer's Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with Section 5.02.

                  (f) Pledge Agreements. (i) The U.S. Equity Pledge Agreement, duly executed and delivered by the Borrower, the Subsidiaries specified therein and the Administrative Agent and the certificates identified under the name of such Obligor in Annex 1 thereto (it being understood that such Subsidiaries shall not include Joint Venture Entities, Inactive Subsidiaries and, for so long as it shall conduct no business other than holding Indebtedness of Canandaigua Limited and having Indebtedness outstanding to the Borrower, Canandaigua B.V.), accompanied by undated stock powers executed in blank and (ii) the U.K. Equity Pledge Agreement, duly executed and delivered by the Borrower and Canandaigua Limited, respectively, together with certificates evidencing the applicable shares of Canandaigua Limited and Matthew Clark. In addition, the Borrower shall have taken such other action as the Administrative Agent shall have reasonably requested in order to perfect the security interests created pursuant to the Pledge Agreements.

                  (g) Insurance. (i) Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 6.05(b) and the designation of the Administrative Agent as the loss payee or additional named insured, as the case may be, thereunder to the extent required by Section 6.05(b) (such certificates to be in such form and contain such information as is specified in Section 6.05(b)) and (ii) a certificate of a Financial Officer of the Borrower setting forth the insurance obtained by it in accordance with the requirements of Section 6.05(b) and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

                  (h) Repayment of Existing Indebtedness. Evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including any contingent or other amounts payable in respect of letters of credit) indicated on Schedule II that is to be repaid on the Effective Date shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and that all Guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release reasonably satisfactory to the Required Lenders shall have been made).

                  (i) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to Chase may reasonably request.

                  The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

                  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on October 8, 1999 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                  SECTION 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

                  (a) the representations and warranties of the Borrower set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party (but as to such other Loan Documents, in all material respects), shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

                  (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

                  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

                  SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

                  (a) within 100 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating compliance with Sections 7.01(f), 7.01(g), 7.01(h), 7.06(d), 7.06(h), 7.06(i) and 7.10, (iii) setting forth a calculation of the Debt Ratio as at the end of the respective fiscal period (and indicating which Category of Applicable Rate shall become effective upon the delivery of such financial statements as contemplated by the definition of the term "Applicable Rate" in Section 1.01), (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) certifying that, except as otherwise specified, no Subsidiaries that were Inactive Subsidiaries as at the delivery of the immediately preceding certificate under this paragraph (c) (or, in the case of the first such delivery, as at the date hereof) has ceased to be an Inactive Subsidiary;

                  (d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally or to holders of Senior Unsecured Indebtedness or Subordinated Indebtedness generally, as the case may be;

                  (f) at any time after a Rating Upgrade Event shall have occurred and Collateral shall have been released pursuant to Section 6.10(a), concurrently with any delivery of financial statements under clause (a) or (b) of this Section, each of (i) a certificate of a Financial Officer of the Borrower (x) certifying as to the then-current rating, if any, of the Index Debt by each of Moody's and Standard & Poor's and (y) setting forth a calculation of the Debt Ratio for the applicable fiscal quarter of the Borrower and (ii) the most recent confirmation from each of Moody's and Standard & Poor's as to its then-current rating, if any, of the Index Debt (such confirmation to be in form reasonably satisfactory to the Administrative Agent);

                  (g) if at any time during the period commencing on the date five Business Days prior to each Quarterly Date and ending on the date five Business Days prior to the next succeeding Quarterly Date the Borrower or any Subsidiary shall enter into any Permitted Receivable Financing or shall increase the Maximum Receivable Exposure under any Permitted Receivable Financing, five Business Days prior to such succeeding Quarterly Date, a certificate of a Financial Officer of the Borrower (x) describing the nature and scope of each such Permitted Receivable Financing and (y) setting forth a calculation in reasonable detail of the Maximum Receivable Exposure under each such Permitted Receivable Financing and the amount, if any, by the which the Tranche I Revolving Commitments are required to be reduced pursuant to Section 2.09(d) and the Tranche I Revolving Loans are required to be repaid pursuant to Section 2.10(a)(ii) on such succeeding Quarterly Date; and

                  (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

                  SECTION 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                  (a)  the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

                  (d) the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

                  (e) at any time after a Rating Upgrade Event shall have occurred and Collateral shall have been released pursuant to Section 6.10(a), to the extent the Borrower or any of its Subsidiaries receives notice thereof (and without duplication of Section 6.01(f)), the downgrading of the Index Debt by either Moody's or Standard & Poor's to below "Baa3" or "BBB-", respectively; and

                  (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 6.03. Existence; Conduct of Business. Except as otherwise expressly permitted hereunder, the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises relating to the conduct of its business (except where the failure to do so (in each case other than with respect to the existence of the Borrower), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect); provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

                  SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 6.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property relating to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                  SECTION 6.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  SECTION 6.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 6.08. Use of Proceeds and Letters of Credit. The proceeds of the Tranche I Term Loans and Tranche II Term Loans will be used solely to repay on the Effective Date Indebtedness owing under the Existing Credit Agreement. The proceeds of the Tranche I Revolving Loans, Tranche II Revolving Loans, Tranche III Term Loans, Swingline Loans and Competitive Loans will be used solely to (a) in the case of the Tranche I Revolving Loans only, repay on the Effective Date Indebtedness owing under the Existing Credit Agreement and make acquisitions permitted by Section 7.05(b) (provided that, as provided in Section 7.05(b), the Borrower will not use more than $75,000,000 of the proceeds of each Tranche I Revolving Loan Borrowing to fund each transaction described therein and/or pay any related fees or expenses referred to in said Section), (b) provide working capital for the Borrower and its Subsidiaries and
(c) provide funds for the other general corporate purposes (including Capital Expenditures) of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries.

                  SECTION 6.09.  Certain Obligations Respecting Subsidiaries.

                  (a) Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of the Borrower's Subsidiaries (other than Joint Venture Entities and Inactive Subsidiaries) is a Wholly-Owned Subsidiary.

                  (b) Subsidiary Guarantors. The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower that are not Excluded Entities are "Subsidiary Guarantors" hereunder. In furtherance of the foregoing, in the event that (x) the Borrower or any of its Subsidiaries shall acquire or form any new Subsidiary after the date hereof that is not at such time an Excluded Entity or (y) any Excluded Entity shall cease to be an Excluded Entity but shall continue to be a Subsidiary of the Borrower, the Borrower will cause (or will cause its Subsidiaries to cause) such new Subsidiary or previously Excluded Entity to (i) become a "Subsidiary Guarantor" hereunder, and a "Subsidiary Guarantor" under the U.S. Equity Pledge Agreement, by delivering to the Administrative Agent a Guarantee Assumption Agreement; (ii) take the actions, if any, required to be taken by such new Subsidiary or previously Excluded Entity under paragraph (c) below and (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.

                  (c) Pledge Agreements. For so long as no Rating Upgrade Event has occurred and is continuing, if after the date hereof (x) any Obligor, including any Subsidiary (herein, a "Paragraph (b) Obligor") that becomes a Subsidiary Guarantor and therefor an Obligor hereunder pursuant to paragraph (b) above, shall acquire or form any new Subsidiary (it being understood that the term "new Subsidiary" includes any entity that is a Subsidiary of any Paragraph
(b) Obligor at the time it becomes an Obligor hereunder), or (y) any Excluded Entity shall cease to be an Excluded Entity but shall continue to be a Subsidiary of the Borrower, then, in addition to any actions that may be required to be taken as a result thereof pursuant to paragraph (b) above, each Obligor (including any Paragraph (b) Obligor) will take the following actions with respect to such new Subsidiary or previously Excluded Entity:

                  (i) if such new Subsidiary or previously Excluded Entity is organized under the laws of the United States of America or a State thereof, each Obligor that holds any of the shares of capital stock or other ownership interests in such new Subsidiary or previously Excluded Entity shall take such action (including delivering the certificates, if any, evidencing such shares or other ownership interests, accompanied by undated stock or other powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority Liens in such shares and other ownership interests under the U.S. Equity Pledge Agreement (or, if necessary, a supplement thereto);

                  (ii) if such new Subsidiary or previously Excluded Entity is organized under the laws of a jurisdiction other than the United States of America or a State thereof, each Obligor that holds any of the shares of capital stock or other ownership interests in such new Subsidiary or previously Excluded Entity shall execute and deliver a Foreign Equity Pledge Agreement (or, as applicable, supplement the U.K Equity Pledge Agreement) with respect to such shares of capital stock or other ownership interests and take such other action (including delivering the certificates, if any, evidencing such shares or other ownership interests, accompanied by undated stock or other powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority Liens in such shares and other ownership interests under the law governing such Foreign Equity Pledge Agreement (or, as applicable, U.K. Equity Pledge Agreement); and

                  (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested;

provided, however, that (A) the foregoing shall not require any action that the Borrower and the Administrative Agent have determined would either result in adverse tax consequences under Section 956 of the Code or would contravene any applicable law, rule or regulation, (B) notwithstanding anything in this Agreement or the Pledge Agreements to the contrary, subject to the foregoing clause (A), none of the Borrower or any of its Subsidiaries shall be required to pledge more than 65% of the outstanding shares of voting stock of any Foreign Subsidiary and (C) the foregoing shall not require the Borrower or any of its Subsidiaries to pledge any shares of stock or other ownership interests in Inactive Subsidiaries, Joint Venture Entities and, for so long as it shall conduct no business other than holding Indebtedness of Canandaigua Limited and having Indebtedness outstanding to the Borrower, Canandaigua B.V.

                  (d) Shares of Subsidiary Stock. In the event that any additional shares of stock shall be issued to any Obligor by any Subsidiary while no Rating Upgrade Event shall have occurred and be continuing, such Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the U.S. Equity Pledge Agreement and, if applicable, any Foreign Equity Pledge Agreement, the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to such Pledge Agreement, provided that notwithstanding anything in this Agreement to the contrary, the Obligors shall not be required to pledge more than 65% of the outstanding shares of voting stock of any Foreign Subsidiary.

                  (e) Further Assurances. The Borrower will, and will cause each of its Subsidiaries (other than Excluded Entities) to, take such action from time to time while no Rating Upgrade Event shall have occurred and be continuing (including executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders, perfected security interests and Liens in all Collateral required to be pledged by such Subsidiary under the U.S. Equity Pledge Agreement and, if applicable, any Foreign Equity Pledge Agreement.

                  SECTION 6.10.  Release and Re-Pledge of Certain Collateral.

                  (a) If at any time after the Effective Date when no Default shall have occurred and be continuing the Borrower shall provide the Administrative Agent with confirmation (in form satisfactory to the Administrative Agent) from each of Moody's and Standard & Poor's as to the occurrence of a Rating Upgrade Event, the Pledge Agreements and any Borrower Security Agreement shall terminate, and the Administrative Agent shall forthwith
(i) cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any Collateral and money received in respect thereof, to or on the order of the respective Obligor and
(ii) execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the such Obligor to effect the termination and release of the Liens on the Collateral.

                  (b) If at any time after a Rating Upgrade Event shall have occurred and Collateral shall have been released pursuant to paragraph (a) above:

                  (i) if at such time the Debt Ratio shall be greater than or equal to 2.50 to 1, the Index Debt shall be rated less than "BBB-" by Standard & Poor's or less than "Baa3" by Moody's;

                  (ii) if at such time the Debt Ratio shall be less than 2.50 to 1, either (x) the Index Debt shall be rated less than "BBB-" by Standard & Poor's or less than "Ba2" by Moody's or (y) the Index Debt shall be rated less than "BB+" by Standard & Poor's or less than "Baa3" by Moody's; or

                  (iii) at any time either Moody's or Standard & Poor's shall not have in effect a rating for the Index Debt;

in each case as evidenced by a confirmation or notice delivered pursuant to
Section 6.01(f) or Section 6.02(e) or otherwise, (i) the Borrower and each of its Subsidiaries (subject, in the case of Excluded Entities, to the limitations set forth in Section 6.09(b), 6.09(c) and 6.09(d)) and the Administrative Agent shall promptly execute and deliver a new U.S. Equity Pledge Agreement and, as applicable, new Foreign Equity Pledge Agreements and (ii) concurrently with the execution and delivery of such Pledge Agreements such Obligors shall (A) take such action (including delivering such shares of stock) as shall be necessary to create and perfect valid and enforceable first priority Liens on any Collateral to be pledged thereunder (subject, in the case of Excluded Entities, to the limitations set forth in Section 6.09(b), 6.09(c) and 6.09(d)) and (B) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.

                  (c) For purposes of this Section 6.10, a "Rating Upgrade Event" shall be deemed to have occurred at any time when:

                  (i) if at such time the Debt Ratio shall be greater than or equal to 2.50 to 1, the Index Debt shall be rated at least "BBB-" by Standard & Poor's and at least "Baa3" by Moody's; or

                  (ii) if at such time the Debt Ratio shall be less than 2.50 to 1, either (x) the Index Debt shall be rated at least "BBB-" by Standard & Poor's and at least "Ba2" by Moody's or (y) the Index Debt shall be rated at least "BB+" by Standard & Poor's and at least "Baa3" by Moody's.

                  SECTION 6.11. Pledge of Certain Collateral of the Borrower. If at the end of any quarterly fiscal period of the Borrower while no Rating Upgrade Event shall have occurred and be continuing (x) the aggregate net book value of the Relevant Assets (as defined below) of the Borrower that would be shown on an unconsolidated balance sheet of the Borrower (prepared in accordance with GAAP) exceeds (y) an amount equal to 15% of the aggregate net book value of the Relevant Assets of the Borrower and its Consolidated Subsidiaries that would be shown on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, then within 60 days after the end of such quarterly fiscal period the Borrower shall pledge to the Administrative Agent for the benefit of the Lenders Relevant Assets of the Borrower (as selected by the Borrower) having a net book value at least equal to the amount of such excess and, in furtherance of the foregoing, the Borrower shall execute and deliver a Borrower Security Agreement (or, if a Borrower Security Agreement is already in effect and if requested by the Administrative Agent, amend such Borrower Security Agreement) and, concurrently with the execution and delivery (or amendment) thereof, (A) take such action as shall be necessary to create and perfect valid and enforceable first priority Liens on any Collateral to be pledged thereunder and
(B) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.

                  For purposes hereof, "Relevant Assets" means, for any Person, the property, plant and equipment of such Person, together with any inventory and receivables of such Person, and shall exclude, in any event, any capital stock or other ownership interests held by such Person in any Subsidiaries or Joint Venture Entities.


                                   ARTICLE VII

                               NEGATIVE COVENANTS

                  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

                  SECTION 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

                  (a)  Indebtedness created hereunder;

                  (b) Indebtedness existing on the date hereof and set forth in Part A of Schedule II (or, to the extent not meeting the minimum thresholds for required listing on said Schedule II pursuant to Section 4.14, in an aggregate amount not exceeding $5,000,000), provided that the principal of and interest on, and all other amounts owing in respect of Indebtedness under the Existing Credit Agreement (other than in respect of letters of credit which, as provided in Section 2.06(l) are to become Letters of Credit hereunder) shall in any event be repaid in full on the Effective Date);

                  (c) (i) Indebtedness outstanding in respect of the Senior Unsecured Notes and (ii) other unsecured Indebtedness (other than Subordinated Indebtedness), provided that the following conditions shall be satisfied with respect to such other Indebtedness (each of which shall be fulfilled in form and substance satisfactory to the Required Lenders):

                           (A) the aggregate principal amount of such other
                  Indebtedness incurred pursuant to this clause (c)(ii) shall not exceed $300,000,000;

                           (B) the Net Available Proceeds of such Indebtedness
                  shall be applied to prepay Loans in the manner provided in
                  Section 2.11(b)(iv), to finance one or more Acquisitions pursuant to Section 7.05(b) or to repay at maturity the Borrower's Senior Subordinated Notes due 2003, provided that the aggregate amount of such Net Available Proceeds that may be applied by the Borrower to finance Acquisitions or to repay such Senior Subordinated Notes shall not exceed, on any date, the aggregate amount of Net Available Proceeds of Equity Issuances applied by the Borrower to the prepayment of Loans hereunder (accompanied, in the case of prepayment of Revolving Loans, by reductions of Commitments in like amount), whether pursuant to Section 2.11(b)(ii) or otherwise, during the period from the date hereof through such date;

                           (C) the terms of such Indebtedness shall not provide
                  for payment of any portion of the principal thereof prior to the date two years after the final maturity of the Loans hereunder;

                           (D) terms in respect of financial and other
                  covenants, events of default and mandatory prepayments applicable to such Indebtedness shall be no more restrictive in any material respect on the Borrower or any of its Subsidiaries than the terms of the Senior Unsecured Notes;

                           (E) at the time of issuance of such Indebtedness, and
                  after giving effect thereto, the Borrower shall be in compliance with Section 7.10 (the determination of such ratios to be calculated under the assumption that such Indebtedness was issued at the beginning of the respective period and that any other Indebtedness to be retired with the proceeds thereof was in fact retired on such date of issuance), and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance; and

                           (F) at the time of such issuance, and after giving
                  effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect;

                  (d)  Subordinated Indebtedness;

                  (e) Indebtedness (i) of any Subsidiary to the Borrower or to any other Subsidiary or (ii) of the Borrower to any Subsidiary Guarantor or to any other Subsidiary (provided, that the aggregate principal amount of Indebtedness outstanding to such other Subsidiaries shall at no time exceed $50,000,000 (or its Sterling Equivalent) and such

         Indebtedness shall be subordinated to the obligations of the Borrower to pay principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable hereunder on terms and conditions reasonably satisfactory to the Administrative Agent);

                  (f) Indebtedness of any one or more Subsidiaries organized under the laws of England and Wales or any political subdivision thereof, provided that at the time of the creation, incurrence or assumption thereof and at any time after giving effect thereto (x) the aggregate principal amount of such Indebtedness shall not exceed $100,000,000 (or the Sterling Equivalent thereof) and (y) the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness outstanding pursuant to paragraphs (g) and (h) below, shall not exceed $170,000,000 (or the Sterling Equivalent thereof or, as applicable, the equivalent thereof in Canadian Dollars or Chilean Pesos as determined by the Administrative Agent in a manner consistent with the determination of Sterling Equivalent hereunder);

                  (g) Indebtedness of any one or more Subsidiaries organized under the laws of Canada or any political subdivision thereof, provided that at the time of the creation, incurrence or assumption thereof and at any time after giving effect thereto (x) the aggregate principal amount of such Indebtedness shall not exceed $85,000,000 (or the equivalent thereof in Canadian Dollars as determined by the Administrative Agent in a manner consistent with the determination of Sterling Equivalent hereunder) and (y) the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness outstanding pursuant to paragraph (f) above and paragraph
         (h) below, shall not exceed $170,000,000 (or the Sterling Equivalent thereof or, as applicable, the equivalent thereof in Canadian Dollars or Chilean Pesos as determined by the Administrative Agent in a manner consistent with the determination of Sterling Equivalent hereunder);

                  (h) Indebtedness of any one or more Subsidiaries organized under the laws of The Republic of Chile or any political subdivision thereof, provided that at the time of the creation, incurrence or assumption thereof and at any time after giving effect thereto (x) the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 (or the equivalent thereof in Chilean Pesos as determined by the Administrative Agent in a manner consistent with the determination of Sterling Equivalent hereunder) and (y) the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness outstanding pursuant to paragraphs (f) and (g) above, shall not exceed $170,000,000 (or the Sterling Equivalent thereof or, as applicable, the equivalent thereof in Canadian Dollars or Chilean Pesos as determined by the Administrative Agent in a manner consistent with the determination of Sterling Equivalent hereunder);

                  (i) Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary (subject to the terms of Section 7.06(d) and 7.06(h)) and by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary;

                  (j) Guarantees by the Borrower or by any Subsidiary of Indebtedness of any Person (other than the Borrower or any of its Subsidiaries); provided that the aggregate principal amount of Indebtedness in respect of all such Guarantees shall not exceed $40,000,000 at any time outstanding; and

                  (k) other Indebtedness (including Capital Lease Obligations) of the Borrower and its Subsidiaries, provided that at the time of the creation, incurrence or assumption thereof and at any time after giving effect thereto the aggregate principal amount of such Indebtedness shall not exceed $75,000,000.

                  SECTION 7.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a)  Liens created pursuant to the Security Documents;

                  (b)  Permitted Encumbrances;

                  (c) any Lien on any Property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Part B of Schedule II (or, to the extent not meeting the minimum thresholds for required listing on said Schedule II pursuant to Section 4.14, in an aggregate amount not exceeding $5,000,000); provided that (i) no such Lien shall extend to any other Property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (d) any Lien upon tangible Property acquired after the date hereof by the Borrower or any of its Subsidiaries, which Lien either
         (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness permitted under Section 7.01(k) representing, or incurred to finance, refinance or refund, the cost of such Property; provided that (i) such Lien shall not apply to any other Property or assets of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof permitted under clause (g) below;

                  (e) any Lien on Property or assets of any Subsidiary specified in Section 7.01(f), (g) or (h) securing Indebtedness of such Subsidiary permitted thereunder, provided that such Lien shall not apply to any Property or assets of the Borrower or any other Subsidiary;

                  (f) any Lien in favor of a special purpose company or Receivable Financier created or deemed to exist pursuant to a Permitted Receivable Financing, but only to the extent such Lien relates to the applicable Receivable Assets conveyed by the Borrower or any Subsidiary; and

                  (g) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

                  SECTION 7.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (x) the Borrower or any Subsidiary may enter into transactions permitted by Section 7.05 and (y) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

                  (a) any Subsidiary of the Borrower may be merged or consolidated with or into: (i) the Borrower if the Borrower shall be the continuing or surviving corporation, (ii) any Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary or (iii) if such Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary; provided that in any such transaction, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

                  (b) any such Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to (i) the Borrower, (ii) any Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary or (iii) if such Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary;

                  (c) the Borrower or any Subsidiary of the Borrower may merge or consolidate with any other Person if, in the case of a merger or consolidation of the Borrower, the Borrower is the surviving corporation and, in any other case, the surviving corporation is a Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary or, if such merging or consolidating Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary;

                  (d) the Borrower may, for the purpose of transferring its jurisdiction of incorporation from Delaware to another state of incorporation, merge with and into a Wholly-Owned Subsidiary in a transaction constituting a tax-free reorganization under 368(a)(1)(F) of the Code, so long as:

                           (x) the Borrower shall give the Lenders and the
                  Administrative Agent at least 15 days prior written notice of the occurrence of such merger;

                           (y) such Subsidiary shall execute and deliver an
                  instrument in form and substance satisfactory to each Lender and the Administrative Agent pursuant to which such Subsidiary shall, effective upon such merger, assume all of the obligations of the Borrower hereunder and under the Security Documents (and execute and deliver such other instruments as the Administrative Agent shall request to ensure the continued perfection and priority of any Liens granted by the Borrower pursuant to the Security Documents); and

                           (z) such Subsidiary shall deliver such proof of
                  corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 5.01 hereof upon the Effective Date or as any Lender or the Administrative Agent shall have requested; and

                  (e) the Borrower may, for the purpose of making itself a Wholly-Owned Subsidiary of a newly-formed holding company (herein the "Holding Company"), enter into a transaction of merger or consolidation with another entity or transfer its assets to another entity (such entity, in either such case, being herein called the "New Company"), so long as:

                           (t) at the time thereof and after giving effect
                  thereto, no Default or Event of Default shall have occurred and be continuing hereunder;

                           (u) the Borrower shall give the Lenders and the
                  Administrative Agent at least 15 days prior written notice of the occurrence of such transaction (which notice shall specify the manner and timing in which such transaction is to occur);

                           (v) in such transaction the shareholders of the
                  Borrower shall receive in exchange for the shares of stock in the Borrower held by them immediately prior to such transaction newly-issued shares of stock in the Holding Company representing substantially the same respective percentage ownership interests in the Holding Company as such shareholders held in the Borrower immediately prior to such transaction;

                           (w) immediately after giving effect to such
                  transaction, the Borrower (or the New Company, as the case may be) shall be a Wholly-Owned Subsidiary of the Holding Company;

                           (x) in the event that such transaction constitutes a
                  merger with a New Company in which the Borrower is not the surviving entity or such transaction involves the transfer by the Borrower of its assets to a New Company, the New Company shall execute and deliver an instrument in form and substance satisfactory to each Lender and the Administrative Agent pursuant to which the New Company shall, effective upon such transaction, assume all of the obligations of the Borrower hereunder and under the Security Documents (and execute and deliver such other instruments as the Administrative Agent shall request to ensure the continued perfection and priority of any Liens granted by the Borrower pursuant to the Security Documents);

                           (y) the Holding Company shall execute and deliver an
                  instrument in form and substance satisfactory to each Lender and the Administrative Agent pursuant to which the Holding Company shall, effective upon such transaction, guarantee all of the obligations of the Borrower (or the New Company, as the case may be) hereunder and under the Security Documents and pledge all of the shares of stock held by it in the Borrower (or the New Company, as the case may be) and shall take such further action as the Administrative Agent shall request to ensure the perfection and priority of any Liens granted by the Holding Company pursuant to such instrument; and

                           (z) the Holding Company and the Borrower (or the New
                  Company, as the case may be) shall each deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 5.01 upon the Effective Date or as any Lender or the Administrative Agent shall have requested;

provided, that (A) if any such merger shall be between a Subsidiary Guarantor and a Subsidiary not a Subsidiary Guarantor, and such Subsidiary Guarantor is not the continuing or surviving corporation, then the continuing or surviving corporation shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents and (B) if any such sale is by a Subsidiary Guarantor to a Subsidiary of the Borrower not a Subsidiary Guarantor, then such Subsidiary shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents.

                  SECTION 7.04. Disposition of Property. The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests), provided that the Borrower or any Subsidiary may sell or dispose of (i) any inventory or other Property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) Receivable Assets pursuant to any Permitted Receivable Financing, (iii) any Property to the extent permitted by Section 7.03(b) and
(iv) other Property so long as the amount of such other Property sold in any single fiscal year by the Borrower and its Subsidiaries shall have a fair market value not in excess of 3% of the Consolidated Tangible Assets as at the first day of such fiscal year.

                  SECTION 7.05. Acquisition of Property. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person, provided that:

                  (a) the Borrower or any such Subsidiary may (i) purchase inventory and other Property to be sold or used in the ordinary course of business, (ii) make Investments permitted under Section 7.06 and
         (iii) make Capital Expenditures; and

                  (b) the Borrower may (either directly, or indirectly through its Wholly-Owned Subsidiaries) acquire the business and related assets from, or capital stock of, or enter into a joint venture with, or be a party to an Acquisition of another Person, so long as at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect; provided that (i) at the time of any such transaction, and after giving effect thereto, the Borrower shall be in compliance with Section 7.10(a), (b) and (c) (the determination of such ratios to be calculated under the assumption that such transaction was consummated at the beginning of the respective period) and, to the extent the aggregate consideration to be delivered by the Borrower and its Subsidiaries in connection with such transaction shall exceed $10,000,000, the Borrower shall have furnished to the Administrative Agent a certificate of a Financial Officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance and (ii) the Borrower will not use more than $75,000,000 of the proceeds of one or more Tranche I Revolving Loans to fund any single such transaction and/or pay any related fees or expenses.

                  SECTION 7.06. Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

                  (a) Investments outstanding on the date hereof and identified in Part B of Schedule IV;

                  (b)  operating deposit accounts with banks;

                  (c)  Permitted Investments;

                  (d) additional Investments (including Guarantees permitted under Section 7.01) by the Borrower and its Wholly-Owned Subsidiaries in the Borrower and its Wholly-Owned Subsidiaries after the date hereof, provided that the aggregate amount of such Investments in Foreign Subsidiaries, together with the aggregate amount of Investments in Joint Venture Entities under paragraph (h) below, shall not exceed $200,000,000 at any one time;

                  (e) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

                  (f) Investments consisting of security deposits with utilities, lessors and other like Persons made in the ordinary course of business;

                  (g) any Guarantee by a Subsidiary of the Borrower of (i) Senior Unsecured Indebtedness incurred in compliance with Section 7.01(c) and (ii) Subordinated Indebtedness incurred in compliance with
         Section 7.11 (provided that such Guarantee of Subordinated Indebtedness shall comply with the requirements Section 7.11(b));

                  (h) additional Investments (including Guarantees permitted under Section 7.01) by the Borrower and its Subsidiaries in Joint Venture Entities (and Investments by Joint Venture Entities in other Persons) after the date hereof, provided that the aggregate amount of such Investments in Joint Venture Entities, together with the aggregate amount of Investments in Foreign Subsidiaries, under paragraph (d) above, shall not exceed $200,000,000 at any one time; and

                  (i) additional Investments by the Borrower (excluding, however, Investments in Joint Venture Entities) up to but not exceeding $50,000,000 at any one time outstanding.

The aggregate amount of an Investment at any one time outstanding for purposes of clauses (d), (h) and (i) above shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

                  SECTION 7.07. Restricted Payments. (a) The Borrower will not, nor will it permit any of its Subsidiaries (other than Joint Venture Entities) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may (i) declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) make Restricted Payments in respect of stock appreciation rights, or other stock-based awards, under any stock option plan of the Borrower (including without limitation any Stock Based Plan) so long as no Default shall have occurred and be continuing or would result therefrom, (iii) cancel or terminate any warrants, options or any other rights to acquire any shares of capital stock of the Borrower in exchange for the issuance of any other warrants, options or rights to acquire shares of capital stock of the Borrower,
(iv) repurchase its capital stock to the extent provided in paragraph (b) below and (v) declare and make Restricted Payments in cash, subject (in the case of this clause (v)) to the satisfaction of each of the following conditions on the date of such Restricted Payment and after giving effect thereto:

                  (w)  no Default shall have occurred and be continuing;

                  (x) the aggregate amount of Restricted Payments made during any fiscal year, including the fiscal year ending February 28, 1999, shall not exceed an amount equal to 50% of consolidated net income of the Borrower and its Consolidated Subsidiaries for such fiscal year;

                  (y) the Debt Ratio for the period of four consecutive fiscal quarters most recently ended prior to the date of any such Restricted Payment shall not exceed 2.00 to 1; and

                  (z) the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days (but not more than 20 Business Days) prior to the date of declaration of any such Restricted Payment, a certificate of a Financial Officer of the Borrower setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate and stating that such Financial Officer believes in good faith that none of such conditions will fail to be satisfied on the date of payment of such Restricted Payment, it being understood that to the extent the conditions specified in the foregoing clauses (w) through (y) are satisfied on the date of declaration of such Restricted Payment by the board of directors of the Borrower, such Restricted Payment may be made at any time within the 60-day period thereafter, regardless of whether such conditions continue to be satisfied.

                  (b) The Borrower may make Restricted Payments consisting of repurchases of its capital stock, provided that:

                  (i) the aggregate amount of all such Restricted Payments, together with the aggregate amount of prepayments of Subordinated Indebtedness pursuant to clause (iii) of the last paragraph of Section 7.11, made during the term of this Agreement shall not exceed $100,000,000;

                  (ii) after giving effect to any such Restricted Payment, the Borrower shall be in compliance, on a pro forma basis, with Section
         7.10 during the four quarter period most-recently ended under the assumption that such Restricted Payment, and any related borrowing, shall have been made or incurred at the beginning of such period (and, to the extent requested by the Administrative Agent, the Borrower shall have delivered a calculation demonstrating such pro forma compliance satisfactory to the Administrative Agent); and

                  (iii) the Borrower will not make any Restricted Payment under this paragraph (b) unless at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing.

                  (c) Nothing in this Section shall be deemed to prohibit the payment of dividends by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower.

                  SECTION 7.08. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates; provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Borrower and its Subsidiaries may enter into transactions with any Affiliate of the Borrower or any Subsidiary (other than extensions of credit by the Borrower or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate.

                  During any period that the Borrower is a public company regulated by, and required to file regular periodic reports with, the Securities and Exchange Commission, any compensation paid to an executive officer of the Borrower or any Subsidiary (who is an Affiliate) which has been specifically approved by the board of directors of the Borrower (or by the Human Resources Committee of the board of directors of the Borrower or other committee responsible for such approval) during such period will be deemed to be reasonable for purposes of the foregoing. Notwithstanding the foregoing, the Borrower and/or any Subsidiary may enter into so-called split-dollar life insurance agreements with Affiliates, so long as the aggregate amount of premiums payable by the Borrower during any fiscal year pursuant to such agreements shall not exceed $2,000,000 in the aggregate.

                  SECTION 7.09. Certain Restrictions. The Borrower will not permit any of its Subsidiaries (other then Joint Venture Entities) to enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of Property; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or, in the case of any restrictions or conditions other than in respect of the declaration or payment of dividends by Subsidiaries, restrictions or conditions imposed by any evidence of Senior Unsecured Indebtedness, Subordinated Indebtedness or Foreign Subsidiary Indebtedness (so long as no such restriction or condition is materially more restrictive on the Borrower or any Subsidiary than the corresponding provisions of the 1999 Indenture or the Senior Subordinated Note Indentures as in effect on the date hereof), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) as applied to Liens, the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) as applied to Liens, the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness of Foreign Subsidiaries obligated in respect of such Indebtedness and (v) as applied to Liens, the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

                  In addition, the Borrower will not enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the granting of Liens contemplated by Section 6.10 or 6.11; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, (ii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and
(iii) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

                  SECTION 7.10.  Certain Financial Covenants.

                   (a) Debt Ratio. The Borrower will not permit the Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

            Period                                            Ratio
    ----------------------                                  ----------

    From the date hereof
    through August 31, 2000                                 4.75 to 1

    From September 1, 2000
     through August 31, 2001                                4.50 to 1

    From September 1, 2001
     and at all times thereafter                            4.00 to 1

                  (b) Senior Debt Ratio. The Borrower will not permit the Senior Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

            Period                                            Ratio
    ----------------------                                  ----------

    From the date hereof
     through February 29, 2000                              3.75 to 1

    From March 1, 2000
     through August 31, 2000                                3.50 to 1

    From September 1, 2000
     and at all times thereafter                            3.00 to 1

                  (c) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than the following respective ratios at any time during the following respective periods:

            Period                                            Ratio
    ----------------------                                  ----------

    From the date hereof
     through February 29, 2000                              2.25 to 1

    From March 1, 2000
     through February 28, 2001                              2.50 to 1

    From March 1, 2001
     through February 28, 2002                              2.75 to 1

    From March 1, 2002
      and at all times thereafter                           3.00 to 1

                  (d) Fixed Charges Ratio. The Borrower will not permit the Fixed Charges Ratio to be less than 1.00 to 1 as at the last day of any fiscal quarter of each fiscal year.

                  SECTION 7.11. Subordinated Indebtedness. The Borrower may after the date hereof incur additional Subordinated Indebtedness subject to the following conditions (each of which shall have been fulfilled in form and substance satisfactory to the Required Lenders):

                  (a) such Indebtedness shall be subordinated to the obligations of the Borrower to pay principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable hereunder on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Note Indentures;

                  (b) such Indebtedness shall be an obligation of the Borrower only, and none of its Subsidiaries shall be contingently or otherwise obligated in respect thereof, unless subordinated to the obligations of such Subsidiary to pay principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable hereunder on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Note Indentures;

                  (c) to the extent required pursuant to Section 2.11(b)(v), proceeds of such Indebtedness shall be applied to prepay Loans in the manner provided in Section 2.11(b)(v);

                  (d) the terms of such Indebtedness shall not provide for payment of any portion of the principal thereof prior to the date six months after the final maturity of the Loans hereunder;

                  (e) terms in respect of financial and other covenants, events of default and mandatory prepayments applicable to such Indebtedness shall be terms that are at the time customary in the market for subordinated debt being incurred by borrowers, and in transactions, comparable to the Borrower and proposed debt issuance;

                  (f) at the time of issuance of such Indebtedness, and after giving effect thereto, the Borrower shall be in compliance with Section
         7.10 (the determination of such ratios to be calculated under the assumption that such Indebtedness was issued, at the beginning of the respective period and that any other Indebtedness to be retired with the proceeds thereof was in fact retired on such date of issuance), and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance; and

                  (g) at the time of such issuance, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect.

Neither the Borrower nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except that (i) the Borrower may make payments on the regularly-scheduled payment dates with respect to the principal of and interest on the Subordinated Indebtedness as in effect on the date hereof (or, as to any Subordinated Indebtedness issued after the date hereof, as originally in effect), (ii) so long as no Default shall have occurred and be continuing (or will occur as a result of such payment), from the proceeds of Subordinated Indebtedness issued in accordance with the first paragraph of this Section, the Borrower may redeem Subordinated Indebtedness that is being refinanced with such proceeds, (iii) the Borrower or any Subsidiary may acquire Subordinated Indebtedness to the extent that the Borrower's investment therein is permitted by Section 7.06(i), and (iv) the Borrower may prepay Subordinated Indebtedness, so long as (x) at the time thereof and after giving effect thereto no Default shall have occurred and be continuing and (y) the aggregate amount of all such prepayments, together with the aggregate amount of Restricted Payments made pursuant to section 7.07(b), shall not exceed $100,000,000. Neither the Borrower nor any of its Subsidiaries will consent to any modification, supplement or waiver of any of the provisions of any Subordinated Indebtedness if such amendment, supplement or waiver would (A) increase the amount of principal, interest or other amounts payable by the Borrower or any Subsidiary in respect thereof or change the date when any such amount is due, (B) amend any financial or other covenant, term of subordination, event of default or mandatory prepayment provision in respect thereof (in the case of any covenant, if such covenant, as amended, would be materially more restrictive on the Borrower or any Subsidiary) or (C) have a material adverse effect on (x) the legal ability or financial capacity of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or (y) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

                  SECTION 7.12. Senior Unsecured Indebtedness. Neither the Borrower nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, Senior Unsecured Indebtedness, except that the Borrower may (i) make payments on the regularly-scheduled payment dates with respect to the principal of and interest on Senior Unsecured Indebtedness and (ii) so long as no Default shall have occurred and be continuing (or will occur as a result of such payment), from the proceeds of Senior Unsecured Indebtedness incurred in accordance with Section 7.01(c) or the proceeds of Subordinated Indebtedness issued in accordance with the first paragraph of
Section 7.11, redeem any Senior Unsecured Indebtedness being refinanced with such proceeds. Neither the Borrower nor any of its Subsidiaries will consent to any modification, supplement or waiver of any of the provisions of any Senior Unsecured Indebtedness if such amendment, supplement or waiver would have a Material Adverse Effect on (x) the legal ability or financial capacity of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or (y) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

                  SECTION 7.13. Modifications of Certificate of Incorporation. Notwithstanding the provisions of clause (d) or (e) of Section 7.03, the Borrower will not modify or supplement its Certificate of Incorporation as in effect on the date hereof in any manner materially adverse to the interests of the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                  If any of the following events ("Events of Default") shall occur:

                  (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause
         (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

                  (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

                  (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a) or (e),
         6.03 (with respect to the Borrower's existence), 6.08, 6.10(b) or in
         Article VII;

                  (e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 45 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

                  (f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

                  (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (regardless of insurance coverage) shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

                  (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                  (m) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries of (or there shall have been asserted against the Borrower or any of its Subsidiaries) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or Affiliates, or any predecessor in interest of the Borrower or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries or Affiliates, which claims or liabilities (insofar as they are payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Required Lenders are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof is reasonably likely to have a Material Adverse Effect;

                  (n)  a Change in Control shall occur; or

                  (o) any Lien created by the Security Documents shall at any time (so long as no Rating Upgrade Event shall have occurred and be continuing) not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent for the benefit of the Lenders, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

                  Each of the Lenders and the Issuing Lenders hereby appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and as its trustee in respect of the U.K. Equity Pledge Agreement and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

                  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders give notice to the Administrative Agent of its removal, then the retiring Administrative Agent's resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation or removal hereunder, the provisions of this Article and Section
10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                  Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release any collateral or otherwise terminate any Lien under any Security Document providing for collateral security, agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property that is the subject of either a disposition of Property permitted hereunder or a disposition to which the Required Lenders have consented.

                  Without the authorization of the Required Lenders, neither the Administrative Agent nor any Lender shall send to the Borrower or the Trustee under the Senior Subordinated Note Indentures any notice of a Default or Event of Default hereunder if such notice would result in a payment block in respect of the Senior Subordinated Notes.

                  The Administrative Agent in its capacity as trustee or otherwise under the U.K. Equity Pledge Agreement:

                  (a) shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by the U.K. Equity Pledge Agreement including, without limitation, any failure to (i) register the same in accordance with the provisions of any of the documents of title of the Chargor (as defined in the U.K. Equity Pledge Agreement) to any of the assets thereby charged or (ii) effect or procure registration of or otherwise protect the security created by this deed under any registration laws in any jurisdiction;

                  (b) may accept without inquiry such title as the Chargor (as defined in the U.K. Equity Pledge Agreement) may have to the Shares (as so defined); and

                  (c) shall not be under any obligation to hold any title deed or any other documents in connection with the U.K. Equity Pledge Agreement or to take any steps to protect or preserve the same. The Administrative Agent may permit the Chargor (as defined in the U.K. Equity Pledge Agreement) to retain all such title deeds and other documents in its possession.

                  Except as otherwise provided in the U.K. Equity Pledge Agreement, all moneys which under the trusts therein contained are received by the Administrative Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Administrative Agent in any investment for the time being authorized by English law for the investment by trustees of trust money or in any other investments which may be selected by the Administrative

Agent. Additionally, the same may be placed on deposit in the name of or under the control of the Administrative Agent at such bank or institution (including Chase) and upon such terms as the Administrative Agent may think fit.


                                    ARTICLE X

                                  MISCELLANEOUS

                  SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Borrower or any Subsidiary Guarantor, to it at 300 WillowBrook Office Park, Fairport, New York 14450, Attention of Robert Sands, Esq. (Telecopy No. (716) 218-2160);

                  (b) if to the Administrative Agent, to The Chase Manhattan Bank, 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention Loan and Agency Services Group (Telecopy No. (212) 552-5658) (or, if such notice or other communication relates to borrowings of, or payments or prepayments of, or duration of Interest Periods for, Loans denominated in Sterling, to The Chase Manhattan Bank, Woolgate House, Coleman Street, London, England (Telecopy No. 44-171-777-2360), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Elizabeth Iacoviello (Telecopy No. 212-270-6937);

                  (c) if to either Issuing Lender, to it at such address as may be notified by it to the other parties hereto;

                  (d) if to the Swingline Lender, to it at such address as may be notified by it to the other parties hereto; and

                  (e) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 10.02.  Waivers; Amendments.

                  (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, either Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or either Issuing Lender may have had notice or knowledge of such Default at the time.

                  (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types or Classes of Loans, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change any of the provisions of this Agreement in respect of the Tranche II Term Loan Commitments or the Tranche II Term Loans or the determination of amounts payable in Sterling in respect thereof without the written consent of Tranche II Term Loan Lenders representing at least 51% of the sum of the total Tranche II Term Loan Commitments and the Tranche II Term Loans or (vii) release any Subsidiary Guarantor from any of its guarantee obligations under Article III without the written consent of each Lender; and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, either Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, and (y) that any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor.

                  Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

                  SECTION 10.03.  Expenses; Indemnity; Damage Waiver.

                  (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by either Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, either Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, either Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

                  (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by either Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                  (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Lender or the Swingline Lender in its capacity as such.

                  (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                  (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

                  SECTION 10.04.  Successors and Assigns.

                  (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (unless in connection with any transaction expressly permitted under Section 7.03) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

                  (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the respective Issuing Lender and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),

                  (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment(s), the amount of the Commitment(s) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent,

                  (iii) each partial assignment of the Loans or Commitments of any Class shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement in respect of such Class (provided that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans),

                  (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

                  (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VIII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                  Notwithstanding anything to the contrary contained herein, any lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper, or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof based upon any claim arising out of this Agreement. In addition, notwithstanding anything to the contrary contained in this Section 10.04(b), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans or to support the securities, if any, issued by such SPC to fund such Loans, and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

                  (c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, either Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, either Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15,
2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

                  (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

                  (g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

                  (h) No Assignments to the Obligors or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

                  SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, either Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 3.03 and
10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                  SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                  SECTION 10.09.  Governing Law; Jurisdiction; Etc.

                  (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, either Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

                  (c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 10.12. Treatment of Certain Information; Confidentiality.

                  (a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                  (b) Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to bank examiners (or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent),
(iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement,
(v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
(vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, either Issuing Lender or any Lender on a nonconfidential basis from a source other than an Obligor. For the purposes of this paragraph, "Information" means all information received from any Obligor or any of its Subsidiaries or Joint Venture Entities relating to any Obligor, its business or any such Subsidiary or Joint Venture Entity, other than any such information that is available to the Administrative Agent, either Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by an Obligor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  Unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any Information
(A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (B) pursuant to legal process, and will permit the Borrower (to the extent the same would not adversely affect such Lender or the Administrative Agent) to pursue available remedies to resist such disclosure and or obtain a protective order limiting such disclosure.

                  SECTION 10.13.  "Credit Agreement" under Indentures.

                  (a) It is the intention of the parties hereto that this Agreement constitutes one of the successive renewals, substitutions, refinancings or replacements of the Credit Agreement dated as of June 29, 1993 between the Borrower, the Subsidiaries of the Borrower identified on the signature pages thereof under the caption "Subsidiary Guarantors", the lenders named therein and The Chase Manhattan Bank, as agent, referred to in the definition of "Credit Agreement" in Section 101 of the Senior Subordinated Note Indentures and that, accordingly, this Agreement constitutes the "Credit Agreement" under and as defined in the Senior Subordinated Notes Indentures.

                  (b) It is the intention of the parties hereto that this Agreement constitutes one of the successive renewals, substitutions, refinancings or replacements of the First Amended and Restated Credit Agreement dated as of May 12, 1999 between the Borrower, the Subsidiaries of the Borrower identified on the signature pages thereof under the caption "Subsidiary Guarantors", the lenders named therein and The Chase Manhattan Bank, as agent, referred to in the definition of "Credit Agreement" in Section 1.2 of the 1999 Indenture and that, accordingly, this Agreement constitutes the "Credit Agreement" under and as defined in the 1999 Indenture.

                  SECTION 10.14.  European Monetary Union.

                  (a) Definitions. In this Section 10.14 and in each other provision of this Agreement to which reference is made in this Section 10.14 (whether expressly or impliedly), the following terms have the meanings given to them in this Section 10.14:

                  "Commencement of the Third Stage of EMU" means January 1,
         1999.

                  "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

                  "EMU Legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

                  "Euro" means the single currency of Participating Member States of the European Union, which shall be a Currency under this Agreement.

                  "Euro Unit" means a currency unit of the Euro.

                  "National Currency Unit" means a unit of any Currency (other than a Euro Unit) of a Participating Member State.

                  "Participating Member State" means each state so described in any EMU Legislation.

                  "Target Operating Day" means any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year's Day or (iii) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

                  "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

                  (b) Effectiveness of Provisions. The provisions of paragraphs
(c) through (h) below shall be effective at and from the Commencement of the Third Stage of EMU, provided, that if and to the extent that any such provision relates to any state (or the currency of such state) that is not a Participating Member State on the Commencement of the Third Stage of EMU, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

                  (c) Redenomination and Alternative Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of a Participating Member State shall be redenominated into the Euro Unit in accordance with EMU Legislation, provided, that if and to the extent that any EMU Legislation provides that following the Commencement of the Third Stage of EMU an amount denominated either in the Euro or in the National Currency Unit of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in the Euro Unit or in that National Currency Unit, any party to this Agreement shall be entitled to pay or repay any such amount either in the Euro Unit or in such National Currency Unit.

                  (d) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Administrative Agent shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in a National Currency Unit) to the account of any Lender in the Principal Financial Center in the Participating Member State which such Borrower or, as the case may be, such Lender shall have specified for such purpose. In this paragraph (d), "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the Euro.

                  (e) Determination of LIBO Rate. For the purposes of determining the date on which the applicable rate for Eurocurrency Borrowings is determined under this Agreement for any Borrowing or Loan denominated in the Euro (or any National Currency Unit) for any Interest Period therefor, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days. In addition, if the Administrative Agent determines that there is no LIBO Rate displayed on the applicable Telerate screen page for deposits denominated in the National Currency Unit in which any Borrowings or Loans are denominated, the LIBO Rate for such Borrowings or Loans shall be based upon the rate displayed on the applicable Telerate screen page for the offering of deposits denominated in Euro Units.

                  (f) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the Currency of any state that becomes a Participating Member State shall be inconsistent with any convention or practice in the applicable interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State, provided, that if any Borrowing or Loan in the Currency of such state if outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing or Loan, at the end of the then current Interest Period.

                  (g) Rounding. Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation, each reference in this Agreement to a minimum amount (or a multiple thereof) in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or a multiple thereof) in the Euro Unit as the Administrative Agent may from time to time specify.

                  (h) Other Consequential Changes. Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement, except as expressly provided in this Section 10.15, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States. Without limiting the generality of the foregoing, if Sterling is at any time a National Currency Unit, the relevant display page on the Telerate screen used to determine the Eurocurrency Rate for applicable Borrowings or Loans in Sterling shall be determined by the Administrative Agent.

                  SECTION 10.15. Judgment Currency. This is an international loan transaction in which the specification of Dollars or Sterling, as the case may be (the "Specified Currency"), and any payment in New York County or the country of the Specified Currency, as the case may be (the "Specified Place"), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the "Second Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder in the Second Currency to the Administrative Agent or such Lender, as the case may be, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                         CANANDAIGUA BRANDS, INC.


                                         By /s/ Thomas S. Summer
                                             Name:  Thomas S. Summer
                                             Title:    Senior Vice President and
                                                         Chief Financial Officer

SUBSIDIARY GUARANTORS

ALLBERRY, INC.
BATAVIA WINE CELLARS, INC.
CANANDAIGUA EUROPE LIMITED
CANANDAIGUA WINE COMPANY, INC
CLOUD PEAK CORPORATION
FRANCISCAN VINEYARDS, INC.
MT. VEEDER CORPORATION
POLYPHENOLICS, INC.
ROBERTS TRADING CORP.
SCV-EPI VINEYARDS, INC.
SIMI WINERY, INC.


By /s/ Thomas S. Summer
    Title:  Treasurer

BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON CANADA, LTD.
BARTON DISTILLERS IMPORT CORP.
BARTON FINANCIAL CORPORATION
MONARCH IMPORT COMPANY
STEVENS POINT BEVERAGE CO.
THE VIKING DISTILLERY, INC.
BARTON CANADA, LTD.


By /s/ Thomas S. Summer
    Title:  Vice President


CANANDAIGUA LIMITED


By /s/ Thomas S. Summer
    Title:  Director

                                         LENDERS

                                         THE CHASE MANHATTAN BANK,
                                           individually, as Swingline Lender
                                           and as Administrative Agent


                                         By /s/ Bruce Borden
                                           Title:  Vice President


                                         THE BANK OF NOVA SCOTIA


                                         By /s/ J. Alan Edwards
                                           Title:  Authorized Signatory


                                         CREDIT SUISSE FIRST BOSTON


                                         By /s/ Kristin Lepri
                                           Title:  Associate


                                         By /s/ Bill O'Daly
                                           Title:  Vice President


                                         CITICORP USA, INC.


                                         By /s/ Robert Chen
                                           Title:  Attorney-in-Fact


                                         COBANK, ACB


                                         By /s/ Brian J. Klatt
                                           Title:  Vice President

                                         BANK ONE, NA (MAIN OFFICE CHICAGO)


                                         By /s/ Jeff Lubatkin
                                           Title:  Vice President


                                         MANUFACTURERS AND TRADERS TRUST
                                         COMPANY


                                         By /s/ Philip M. Smith
                                           Title: Regional Senior Vice President


                                         SUNTRUST BANK, ATLANTA


                                         By /s/ Kim S. Martin
                                           Title:  Vice President


                                         By /s/ Hugh E. Brown
                                           Title:  Associate


                                         WELLS FARGO BANK, NATIONAL ASSOCIATION


                                         By /s/ Tracey Hanson
                                           Title:  Vice President


                                         FLEET NATIONAL BANK


                                         By /s/ Marty K. Birmingham
                                           Title:  Vice President

                                         COOPERATIEVE CENTRALE RAIFFEISEN-
                                           BOERENLEENBANK B.A., "RABOBANK
                                           INTERNATIONAL", NEW YORK BRANCH


                                         By /s/ Adriaan Weststrate
                                           Title:  SVP/Manager


                                         By /s/ J. W. den Baas
                                           Title:  Managing Director


                                         BANK OF AMERICA, N.A.


                                         By: /s/ Kathryn W. Robinson
                                            Title:  Managing Director


                                         BARCLAYS BANK PLC


                                         By: /s/ Terrance Bullock
                                            Title:  Vice President


                                         CIBC INC


                                         By: /s/  Gerald Girardi
                                            Title:  Executive Director
                                                   CIBC World Markets Corp.,
                                                   as Agent


                                         CREDIT AGRICOLE INDOSUEZ


                                         By /s/ Katherine L. Abbott
                                           Title:  First Vice President
                                                  Managing Director


                                         By /s/ Alan I. Schmelzer
                                           Title:  Vice President
                                                  Senior Relationship Manager

                                         DEUTSCHE BANK, NEW YORK and/or
                                            CAYMAN ISLANDS BRANCH


                                         By: /s/ Alexander Karow
                                            Title:  Assistant Vice President


                                         By: /s/ William W. McGinty
                                            Title:  Director


                                         HARRIS TRUST AND SAVINGS BANK


                                         By: /s/ Edwin A Adams Jr.
                                            Title:  Vice President


                                         HSBC BANK USA


                                         By /s/ Stephen V. Prostor
                                            Title:  Authorized Signatory


                                         BANK AUSTRIA CREDITANSTALT
                                            CORPORATE FINANCE, INC.


                                         By: /s/ Patrick Rounds
                                            Title:  Vice President



                                         By: /s/ Jack Bertges
                                            Title:  Senior Vice President



                                         BANQUE NATIONALE DE PARIS


                                         By: /s/ Richard Pace
                                            Title:  Vice President
                                                    Corporate Banking Division

                                         By: /s/ Thomas George
                                            Title:  Vice President
                                                    Corporate Banking Division


                                         DAI-ICHI KANGYO BANK LTD.


                                         By /s/ Paresh Shah
                                           Title:  Assistant Vice President


                                         FIRST UNION NATIONAL BANK


                                         By /s/ Anthony D. Braxton
                                           Title:  Vice President


                                         KEY BANK NATIONAL ASSOCIATION


                                         By /s/ Francis Lutz
                                           Title:  Portfolio Officer and Manager


                                         THE BANK OF NEW YORK


                                         By /s/ Thomas McCrohan
                                            Title:  Vice President



                                         COMPAGNIE FINANCIERE DE
                                           CIC ET DE L'UNION EUROPEENE


                                         By /s/ Anthony Rock
                                           Title:  Vice President


                                         By /s/ Sean Mounier
                                           Title:  First Vice President


                                         CITIZENS BANK OF MASSACHUSETTS

                                         By /s/ Chris Del Signore
                                            Title:  Vice President


                                         USTRUST


                                         By /s/ P. Jeffrey Huth
                                           Title:  Vice President

The registrant has omitted from this filing the Schedules and Exhibits listed below. The Registrant will furnish supplementally to the Commission, upon request, a copy of such Schedules and Exhibits.

SCHEDULE I     -    COMMITMENTS
SCHEDULE II    -    MATERIAL AGREEMENTS AND LIENS
SCHEDULE III   -    LITIGATION AND ENVIRONMENTAL MATTERS
SCHEDULE IV    -    SUBSIDIARIES AND INVESTMENTS
SCHEDULE V     -    STOCK-BASED PLANS AND STOCK OPTIONS
SCHEDULE VI    -    CALCULATION OF THE MANDATORY COST RATE
SCHEDULE VII   -    CERTAIN ADJUSTMENT AMOUNTS
SCHEDULE VIII  -    FOREIGN SUBSIDIARIES

EXHIBIT A      -    FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT B-1    -    FORM OF U.S. EQUITY PLEDGE AGREEMENT
EXHIBIT B-2    -    FORM OF U.K. EQUITY PLEDGE AGREEMENT
EXHIBIT C      -    FORM OF GUARANTEE ASSUMPTION AGREEMENT
EXHIBIT D-1    -    FORM OF OPINION OF U.S. COUNSEL TO THE OBLIGORS
EXHIBIT D-2    -    FORM OF OPINION OF U.K. COUNSEL TO THE OBLIGORS
EXHIBIT E      -    FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO CHASE